As filed with the Securities and Exchange Commission on
               February 13, 2006 Registration No. 333-[_________]

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                   Sunrise Real Estate Development Group, Inc.
               ---------------------------------------------------
                 (Name of small business issuer in its charter)

            Texas                            [6531]              75-2713701
--------------------------------------------------------------------------------
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
incorporation or Organization)    Classification Code Number)  Identification #)


      Suite 1502, No. 333, Zhaojiabang Road, Shanghai, PRC 86 (21) 64220505
--------------------------------------------------------------------------------
            (Address of principal executive offices) Telephone Number

                                  Lin, Chi-Jung
                   Sunrise Real Estate Development Group, Inc.
                      Suite 1502, No. 333 Zhaojiabang Road
                                  Shanghai, PRC
                                86 (21) 64220505
             -------------------------------------------------------
             (Name, address and phone number for agent for service)

                                    Copy to:
                        Carl A. Generes, Counselor-at-Law
                              4315 West Lovers Lane
                                Dallas, TX 75209
                                 (214) 352-8674

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

------------------------- ------------------ --------------------- ------------------ ------------------
 Title of each class of      Amount to be      Proposed maximum     Proposed maximum   Registration Fee
    securities to be        registered (1)    offering price per     offering price
       registered                                 share (2)
------------------------- ------------------ --------------------- ------------------ ------------------
Common stock               10,739,880shares        [$0.51]           $5,477,338.80         $586.07
------------------------- ------------------ --------------------- ------------------ ------------------

(1) This registration statement covers the resale of 10,739,880 outstanding shares owned by selling shareholders.

(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933


         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             PRELIMINARY PROSPECTUS
                             (Subject to completion)

                   SUNRISE REAL ESTATE DEVELOPMENT GROUP, INC.
                        10,739,880SHARES OF COMMON STOCK

         This prospectus covers an aggregate of 10,739,880 outstanding shares of our common stock, which will be sold, from time to time by some of our existing shareholders. We will not receive any of the proceeds from these shareholders when they sell their shares of common stock.

         Our common stock is traded on the NASD Over-the-Counter Bulletin Board under the symbol "SRRE". On February 6, 2006, the last reported sale price of our common stock was $0.51 per share. We have issued and outstanding 22,996,614 shares of common stock as of February 6, 2006.

The securities offered hereby are speculative and involve a high degree of risk.
              You should read "Risk Factors", beginning on page 3.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                February 13, 2006


         The information in this prospectus is not complete and may be changed. The Selling Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the Selling Shareholders are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

                         (Prospectus outside cover page)
                                10,739,880 shares
                   SUNRISE REAL ESTATE DEVELOPMENT GROUP, INC.
                                TABLE OF CONTENTS

                                                                            Page
The Company
Risk Factors
Use of Proceeds
Selling Shareholders
Plan of Distribution
Market For Our Common Stock
Management's Discussion and Analysis of Financial Condition
     and Results of Operations
Description of Business
Property
Management
Executive Compensation and Other Information
Employee Incentive Stock Options
Certain Relationships and Related Transactions
Security Ownership of Principal Shareholders and Management
Description of Common Stock
Legal Matters
Experts
Disclosure Regarding Forward-Looking Statements
Where You Can Get More Information
Consolidated Financial Statements

                                   THE COMPANY


         We are a provider of real estate brokerage services in connection with office and multifamily properties, real estate marketing services, and property leasing and management services in the Peoples Republic of China (the "PRC"). We operate through a tier of subsidiaries. The Registrant, Sunrise Real Estate Development Group, Inc., a Texas corporation, hereinafter called "Sunrise-Texas", has no operations. Sunrise-Texas has two wholly owned subsidiaries, Sunrise Real Estate Development Group, Inc., a Cayman Islands corporation, hereinafter called "Sunrise-Cayman", and LIN RAY YANG Enterprise, Ltd., a British Virgin Islands company, hereinafter called "Lin Ray Yang". Neither Sunrise-Cayman nor Lin Ray Yang has operations.

         Sunrise-Cayman owns all of the capital stock of Shanghai Xin Ji Yang Real Estate Consultation Co. Ltd., an entity formed under the laws of the Peoples Republic of China, hereinafter called "Shanghai Xin Ji Yang". Shanghai Xin Ji Yang markets or brokers commercial and multifamily residential properties for non-affiliated real estate developers. Sunrise-Cayman also owns 5% of the capital stock of Suzhou Xin Ji Yang Real Estate Agency Co., Ltd., an entity formed under the laws of the Peoples Republic of China, hereinafter called "Suzhou Xin Ji Yang". Shanghai Xin Ji Yang owns 75% of the capital stock of Suzhou Xin Ji Yang. Suzhou Xin Ji Yang is an exclusive agency primary marketer of new residential and commercial real estate developments in Suzhou and its surrounding area.

         Shanghai Xin Ji Yang also owns 85% of the capital stock of Beijing Xin Ji Yang Real Estate Agency Co., Ltd., an entity formed under the laws of the Peoples Republic of China, hereinafter called "Beijing Xin Ji Yang". Beijing Xin Ji Yang provides agency sales, marketing as well as consulting services for real estate developers.

         Lin Ray Yang owns all of the capital stock of Shanghai Shang Yang Real Estate Consultation Company Limited, an entity formed under the Peoples Republic of China, hereinafter called "Shanghai Shang Yang". Shanghai Shang Yang provides marketing services to real estate developers and also invests in real estate development projects in China. Lin Ray Yang also owns 80% of the capital stock of Suzhou Gao Feng Hui Property Management Company Limited, an entity formed under the laws of the Peoples Republic of China, hereinafter called "Suzhou Gao Feng". Suzhou Gao Feng provides rental, management and maintenance services to office and multifamily residential property owners.

         Sunrise Real Estate Development Group, Inc. was incorporated in Texas, United States of America, on October 10, 1996, and was formerly known as Parallax Entertainment, Inc. Our principal executive officers are located at Suite 1502, No. 333 Zhaojiabang Road, Shanghai, Peoples Republic of China. Our telephone number is 011 86 (21) 64 220505.


         Our organizational chart is as follows:

Sunrise Real Estate                                          Corporate Structure

             SRRE is comprised of 2 major operational subsidiaries


                               Sunrise Real Estate
                             Development Group, Inc.
                                        |
                                        |
            ------------------------------------------------
              |                                           |
              |                                           |
     Sunrise Real Estate                            LIN RAY YANG
-- Development Group, Inc.                       Enterpise Ltd., BVI
|          Cayman                    100%                 |              80%
|             |                -------------------------------------------------
|    100%     |                          |                            |
| Shanghai Xin Ji Yang Real       Shanghai Shang Yang        Suzhou Gao Feng Hui
|    Estate Consultation       Real Estate Consultation      Property Management
|      Company Limited             Company Limited             Company Limited
|             |
|             |---------------------------------|
|5%           |75%                              |85%
|Suzhou Xin Jin Yang                      Beijing Xin Ji Yang
 Real Estate Agency                       Real Estate Agency
       Co, Ltd.                                 Co, Ltd.

                                  RISK FACTORS

         An investment in our shares as offered in this prospectus involves a high degree of risk. In deciding whether to purchase shares of our common stock, you should carefully consider the following risk factors, in addition to other information contained in this prospectus. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to differences in our actual results include those discussed in this section, as well as those discussed elsewhere in this prospectus.

         We have identified a number of risk factors that you should consider before investing in Sunrise-Texas. These factors, among others, may cause actual results, events or performance to differ materially from those expressed in this prospectus or in press releases or other public disclosures. Investors should be aware of the existence of these factors.

RISKS RELATING TO THE SUNRISE-TEXAS GROUP

Sunrise-Texas is a holding company and depends on its subsidiaries' cash flow to meet its obligations.

         Sunrise-Texas is a holding company, and it conducts all of its operations through its subsidiaries. As a result, its ability to meet any obligations depends upon its subsidiaries' cash flow and payment of funds as dividends, loans, advances or other payments. In addition, the payment of dividends or the making of loans, advances or other payments to Sunrise Real Estate Development Group, Inc. may be subject to regulatory or contractual restrictions.

If we fail to sell all of the units under the Sovereign Building Project, we have to acquire all of the unsold units from the developer.

         Shanghai Shang Yang Real Estate Consultation Company Limited, one of our subsidiaries, has entered into a Property Underwriting Agreement with an independent property developer to underwrite the Sovereign Building Project, a commercial building developed by a developer in Suzhou, the PRC, at a fixed underwriting price. When a unit is sold, the price difference between the ultimate selling price and the fixed underwriting price will be attributable to Shanghai Shang Yang. Under the terms of the Property Underwriting Agreement, we have committed to sell all of the units within a certain period of time. If we fail to sell all of the units within the specified period of time, we will have to acquire all of the unsold units from the developer. Accordingly, we are bearing a potential risk of liability, and our future cash flow and liquidity could be adversely affected.

Our invoicing for commissions may be delayed.

         Generally, we recognize our commission revenues after the contracts signed with developers are completed and confirmations are received from the developers. However, sometimes we do not recognize income even when we have rendered our services for any of the following reasons:

         |X| The developers have not received payments from potential purchasers who have promised to pay the outstanding sum by cash;
         |X| The purchasers, who need to obtain mortgage financing to pay the outstanding balance due, are unable to obtain the necessary financing from their banks;
         |X| Banks are sometimes unwilling to grant the necessary bridge loan to the developers in time due to the developers' relatively low credit rating;
         |X| The developers tend to be in arrears with sales commissions and, therefore, do not grant confirmation to us to be able to invoice them accordingly.

Development of new business may stretch our cash flow and strain our operation efficiency.

         At the end of 2004, we established a joint venture with SIP Hi-Dragon Real Estate Development Co., Ltd. - Suzhou Gao Feng Hui Property Management Co. Ltd.- to expand our business. Our proportionate amount of investment in Suzhou Gao Feng is 80%. The business scope of the new company is to provide rental, management and maintenance services to office and multifamily residential property owners. We have little experience with some of these activities. Such expansion and the need to integrate operations arising from the expansion may place a significant strain on our managerial, operational and financial resources, and will further contribute to a needed increase in our financial needs.

Risks associated with a Guaranteed Return Promotion.

         In order to sell out the underwritten property of the Sovereign Building Project as scheduled, we launched a promotional package at the end of November 2004. This promotional package allows property buyers and investors to enjoy a 5 or 8 year guaranteed rental return at 8.5% or 8.8% of the property purchase costs per annum for a leasing period of 5 or 8 years, respectively. The return is guaranteed by Suzhou Gao Feng, whereby Suzhou Gao Feng's principal activities are the provisions of real estate leasing and property management services. However, we may not successfully sublease the targeted properties at prices higher than what we committed as per the promotional package. Our failure to do so could adversely affect our financial condition. In addition, one of our subsidiaries, Shanghai Shang Yang Real Estate Consultation Co., Ltd., must bear joint liability for any guaranteed investment return agreements that Suzhou Gao Feng may enter into with any property owners. If Suzhou Gao Feng fails to fulfill the agreement, Shanghai Shang Yang's financial condition may also be adversely affected.

Our acquisition of new property may involve risks.

         We acquired two floors of the Sovereign Building in 2004 and financed 50% of the property acquisition through a 5-year term loan. For the remaining 50% balance, half was paid in cash before September 30, 2005, and the remaining half (or 25% of the total consideration) will be paid for before the end of March 2006. This acquisition involves several risks including, but not limited to, the following:

         |X| The acquired property may not perform as well as we expected or ever become profitable.
         |X| Improvements to the properties may ultimately cost significantly more than we had estimated.
         |X| If we are unable to generate sufficient cash flow from operations, we may not be able to pay timely the remaining 25% of this loan.

Additional acquisitions might harm our business.

         As part of our business strategy, we may seek to acquire or invest in additional businesses, products, services or technologies that we feel could complement or expand our business. If we identify an appropriate acquisition opportunity, we might be unable to negotiate the terms of that acquisition successfully, finance it, or integrate it into our existing business and operations. We may also be unable to select, manage or absorb any future acquisitions successfully. Further, the negotiation of potential acquisitions, as well as the integration of an acquired business, would divert management time and other resources. We may have to use a substantial portion of our available cash to consummate an acquisition. If we consummate acquisitions through an exchange of our securities, our shareholders could suffer significant dilution. In addition, we cannot assure you that any particular acquisition, even if successfully completed, will ultimately benefit our business.


Our real estate investments are subject to numerous risks.

         We are subject to the risks that generally relate to investments in real property. The investment returns available from equity investments in real estate depend in large part on the amount of income earned and capital appreciation generated by the related properties, as well as the expenses incurred. In addition, a variety of other factors affect income from properties and real estate values, including governmental regulations, insurance, zoning, tax and eminent domain laws, interest rate levels and the availability of financing. For example, new or existing real estate zoning or tax laws can make it more expensive and/or time-consuming to develop real property or expand, modify or renovate properties. When interest rates increase, the cost of acquiring, developing, expanding or renovating real property increases and real property values may decrease as the number of potential buyers decreases. Similarly, as financing becomes less available, it becomes more difficult both to acquire and to sell real property. Finally, governments can, under eminent domain laws, take real property. Sometimes this taking is for less compensation than the owner believes the property is worth. Any of these factors could have a material adverse impact on our results of operations or financial condition. In addition, equity real estate investments, such as the investments we hold and any additional properties that we may acquire, are relatively difficult to sell quickly. If our properties do not generate revenue sufficient to meet operating expenses, including debt service and capital expenditures, our income will be reduced.

Competition, economic conditions and similar factors affecting us, and the real estate industry in general could affect our performance.

         Our properties and business are subject to all operating risks common to the real estate industry. These risks include:

         |X|      Adverse effects of general and local economic conditions;
         |X|      Increases in operating  costs  attributable  to inflation  and other factors; and
         |X|      Overbuilding in certain property sectors.  These factors could adversely affect our revenues, profitability and results of operations.

We operate in a highly competitive environment.

         Our competitors may be able to adapt more quickly to changes in customer needs or to devote greater resources than we can to developing and expanding our services. Such competitors could also attempt to increase their presence in our markets by forming strategic alliances with other competitors, by offering new or improved services or by increasing their efforts to gain and retain market share through competitive pricing. As the market for our services matures, price competition and penetration into the market with intensify. Such competition may adversely affect our gross profits, margins and results of operations. There can be no assurance that we will be able to continue to compete successfully with existing or new competitors.

We may be unable to effectively manage our growth.

         We will need to manage our growth effectively, which may entail devising and effectively implementing business and integration plans, training and managing our growing workforce, managing our costs and implementing adequate control and reporting systems in a timely manner. We may not be able to successfully manage our growth or to integrate and assimilate any acquired business operations. Our failure to do so could affect our success in executing our business plan and adversely affect our revenues, profitability and results of operations.

If we fail to successfully manage our planned expansion of operations, our growth prospects will be diminished and our operating expenses could exceed budgeted amounts.

         Our ability to offer our services in an evolving market requires an effective planning and management process. We have expanded our operations rapidly since inception, and we intend to continue to expand them in the foreseeable future. This rapid growth places significant demand on our managerial and operational resources and our internal training capabilities. In addition, we have hired a significant number of employees and plan to further increase our total work force. This growth will continue to substantially burden our management team. To manage growth effectively, we must:

         |X| Implement and improve our operational, financial and other systems, procedures and controls on a timely basis
         |X| Expand, train and manage our workforce, particularly our sales and marketing and support organizations

         We cannot be certain that our systems, procedures and controls will be adequate to support our current or future operations or that our management will be able to handle such expansion and still achieve the execution necessary to meet our growth expectations. Failure to manage our growth effectively could diminish our growth prospects and could result in lost opportunities as well as operating expenses exceeding the amount budgeted.

We may be unable to maintain internal funds or obtain financing or renew credit facilities in the future.

         Our real estate underwriting operation requires significant capital. Adequate financing is one of the major factors, which can affect our ability to execute our business plan in this regard. We finance our business mainly through internal funds and bank loans and, currently, we are preparing to raise equity funds. There is no guarantee that we will always have internal funds available for future developments or that we will not experience difficulties in obtaining financing and renewing credit facilities granted by financial institutions in the future. In addition, there may be a delay in equity fund raising activities. Our access to obtain debt or equity financing depends on the banks' willingness to lend and on conditions in the capital markets, and we may not be able to secure additional sources of financing on commercially acceptable terms, if at all.

We may need to raise additional capital that may not be available on terms favorable to us, if at all.

         We may need to raise additional capital in the future, and we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all. If we cannot raise additional capital on acceptable terms, we may not be able to develop or enhance our services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. To fully realize our business objectives and potential, we may require additional financing. We cannot be sure that we will be able to secure the financing we will require, or that it will be available on favorable terms. If we are unable to obtain any necessary additional financing, we will be required to substantially curtail our approach to implementing our business objectives. Additional financing may be debt, equity or a combination of debt and equity. If equity, it could result in significant dilution to our shareholders.


Our operations and growth prospects may be significantly impeded if we are unable to retain our key personnel or attract additional key personnel, particularly since experienced personnel and new skilled personnel are in short supply.

         Competition for key personnel is intense. As a small company, our success depends on the service of our executive officers, and other skilled managerial and technical personnel, and our ability to attract, hire, train and retain personnel. There is always the possibility that certain of our key personnel may terminate their employment with us to work for one of our competitors at any time for any reason. There can be no assurance that we will be successful in attracting and retaining key personnel. The loss of services of one or more key personnel could have a material adverse effect on us and would materially impede the operation and growth of our business.

If our partnering developers experience financial or other difficulties, our business and revenues could be adversely affected.

         Currently, Shanghai Xin Ji Yang is our major contributor in terms of both revenues and net income. As a service-based company, Shanghai Xin Ji Yang greatly depends on the working relationships and agency contracts with its partnering developers. We are exposed to the risks that our partnering developers may experience financial or other difficulties, which may affect their ability or will to carry out any existing development projects or resell contracts, thus delaying or canceling the fulfillment of their agency contracts with Shanghai Xin Ji Yang. Any of these factors could adversely affect our revenues, profitability and results of operations.

If we fail to establish and maintain strategic relationships, the market acceptance of our services, and our profitability, may suffer.

         To offer services to a larger customer base, our direct sales force depends on strategic partnerships, marketing alliances, and partnering developers to obtain customer leads and referrals. If we are unable to maintain our existing strategic relationships or fail to enter into additional strategic relationships, we will have to devote substantially more resources to the marketing of our services. We would also lose anticipated customer introductions and co-marketing benefits. Our success depends in part on the success of our strategic partners and their ability to market our services successfully. In addition, our strategic partners may not regard us as significant for their own businesses. Therefore, they could reduce their commitment to us or terminate their respective relationships with us, pursue other partnerships or relationships, or attempt to develop or acquire services that compete with our services. Even if we succeed in establishing these relationships, they may not result in additional customers or revenues.

We are subject to the risks associated with investments through joint ventures.

         Three of our subsidiaries are owned by joint ventures in which we have controlling interests. We may enter into similar joint ventures in the future. Any joint venture investment involves risks such as the possibility that the co-venturer may seek relief under federal or state insolvency laws, or have economic or business interests or goals that are inconsistent with our business interests or goals. While the bankruptcy or insolvency of our co-venturer generally should not disrupt the operations of the joint venture, we could be forced to purchase the co-venturer's interest in the joint venture or the interest could be sold to a third party. Additionally, we may enter into joint ventures in the future in which we have non-controlling interests. If we do not have control over a joint venture, the value of our investment may be affected adversely by a third party that may have different goals and capabilities than ours. It may also be difficult for us to exit a joint venture that we do not control after an impasse. In addition, a joint venture partner may be unable to meet its economic or other obligations and we may be required to fulfill those obligations.

We are subject to risks relating to acts of God, terrorist activity and war.

         Our operating income may be reduced by acts of God, such as natural disasters or acts of terror, in locations where we own and/or operate significant properties and areas from which we draw customers and partnering developers. Some types of losses, such as from earthquake, hurricane, terrorism and environmental hazards, may be either uninsurable or too expensive to justify insuring against. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in any particular property, as well as any anticipated future revenue from such property. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property. Similarly, wars (including the potential for war), terrorist activity (including threats of terrorist activity), political unrest and other forms of civil strife as well as geopolitical uncertainty have caused in the past, and may cause in the future, our results to differ materially from anticipated results.

We have limited business insurance coverage in China.

         The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products. As a result, we do not have any business liability or disruption insurance coverage for our operations in China. Any business disruption, litigation or natural disaster might result in substantial costs and diversion of resources.

RISKS RELATING TO OUR SECURITIES

Our controlling shareholders could take actions that are not in the public shareholders' best interests.

         Ace Develop Properties Limited directly controls 38.6% of our outstanding common stock and Lin Chi-Jung, our Chairman, indirectly controls 38.6% of our outstanding common stock. Accordingly, pursuant to our Articles of Incorporation and bylaws, Ace Develop Properties Limited and Lin Chi-Jung, by virtue of their controlling ownership of share interests, will be able to exercise substantial control over our business by directly or indirectly voting at either shareholders meetings or the board of directors meetings in matters of significance to us and our public shareholders, including matters relating to:

         |X|      Election of directors and officers;
         |X|      The amount and timing of dividends and other distributions;
         |X|      Acquisition of or merger with another company; and
         |X|      Any proposed Amendments to our Articles of Incorporation.

Our quarterly results depend on a small number of large contracts, so the loss of any single contract could harm those results and cause our stock price to drop.

         Each quarter, we derive a significant portion of our revenues from a small number of relatively large contracts or orders. As a result, our operating results could suffer if any larger orders or contracts are delayed or canceled in any future period. We expect that we will continue to depend on a small number of large orders and/or contracts for a significant portion of our revenues.

Future sales of our common stock could adversely affect our stock price.

         If our shareholders sell substantial amounts of our common stock in the public market after this offering, the market price of our common stock could be adversely affected. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional equity securities.

We are listed on the OTC Bulletin Board, which can be a volatile market.

         Our common stock is quoted on the OTC Bulletin Board, a NASD sponsored and operated quotation system for equity securities. It is a more limited trading market than the Nasdaq SmallCap, and timely, accurate quotations of the price of our common stock may not always be available. You may expect trading volume to be low in such a market. Consequently, the activity of only a few shares may affect the market and may result in wide swings in price and in volume.

We may be subject to exchange rate fluctuations.

         A majority of our revenues are received, and a majority of our operating costs are incurred, in Renminbi. Because our financial statements are presented in U.S. Dollars, any significant fluctuation in the currency exchange rates between the Renminbi and the U.S. Dollar will affect our reported results of operations. We do not currently engage in currency-hedging transactions.

Trading of our common stock is limited, which may make it difficult for you to sell your shares at times and prices that you feel are appropriate.

         Trading of our common stock has been extremely limited. This adversely effects the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts' and the media's coverage of us. This may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock.

There is a limited market for our common stock and an active trading market for our common stock may never develop.

         Trading in our common stock has been limited and has been characterized by wide fluctuations in trading prices, due to many factors that may have little to do with a company's operations or business prospects.

Because it may be a "penny stock," it will be more difficult for you to sell shares of our common stock.

         In addition, our common stock may be considered a "penny stock" under SEC rules because it has been trading on the OTC Bulletin Board at prices lower than $5.00. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. This document provides information about penny stocks and the nature and level of risks involved in investing in the penny-stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser's written agreement to the purchaser. Broker-dealers also must provide customers that hold penny stocks in their accounts with such broker-dealers a monthly statement containing price and market information relating to the penny stock. If a penny stock is sold to you in violation of the penny stock rules, you may be able to cancel your purchase and get your money back. The penny stock rules may make it difficult for you to sell your shares of our stock, however, and because of the rules, there is less trading in penny stocks. Also many brokers simply choose not to participate in penny-stock transactions. Accordingly, you may not always be able to resell shares of our common stock publicly at times and prices that you feel are appropriate.

Our stock price is, and we expect it to remain, volatile, which could limit investors' ability to sell stock at a profit.

         Since the completion of the Sunrise-Texas - Sunrise-Cayman/Lin Ray Yang merger transactions the market price of our common stock has ranged from a high of $10.01 per share to a low of $0.21 per share. The volatile price of our stock makes it difficult for investors to predict the value of our investment, to sell shares at a profit at any given time, or to plan purchases and sales in advance. A variety of factors may affect the market price of our common stock. These include, but are not limited to:

         |X|      Announcements   of  new   technological   innovations  or  new
                  commercial services by our competitors or us;
         |X|      Developments concerning proprietary rights;
         |X|      Regulatory   developments   in  Mainland   China  and  foreign
                  countries;
         |X|      Period-to-period   fluctuations  in  our  revenues  and  other
                  results of operations;
         |X|      Economic or other crises and other external factors;
         |X|      Changes in financial estimates by securities analysts; and
         |X|      Sales of our common stock.

         We will not be able to control many of these factors, and we believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance.

         In addition, the stock market in general has experienced extreme price and volume fluctuations that may have been unrelated and disproportionate to the operating performance of individual companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance.

Because we do not expect to pay dividends, you will not realize any income from an investment in our common stock unless and until you sell your shares at profit.

         We have never paid dividends on our common stock and do not anticipate paying any dividends in the foreseeable future. You should not rely on an investment in our stock if you require dividend income. Further, you will only realize income on an investment in our stock in the event you sell or otherwise dispose of your shares at a price higher than the price you paid for your shares. Such a gain would result only from an increase in the market price of our common stock, which is uncertain and unpredictable.

We intend to retain all of our earnings for use in our business and do not anticipate paying any cash dividends in the near future.

We have not declared or paid any cash dividends on our capital stock. We currently intend to retain all of our earnings, if any, for use in our business and do not anticipate paying any cash dividends in the foreseeable future. The payment of any future dividends will be at the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, the success of our business activities, general financial condition and future prospects, in addition to our general business conditions and such other factors as our Board of Directors may deem relevant.

RISKS RELATING TO THE REAL ESTATE INDUSTRY IN YANGTZE DELTA AND OTHER AREAS OF THE PRC

The real estate market in Yangtze Delta and other areas of the PRC is at an early stage of development.

         We are subject to real estate market conditions in the PRC generally and Yangtze Delta in particular. Private ownership of property in the PRC is still at an early stage of development. Although there is a perception that economic growth in the PRC and the higher standard of living resulting from such growth will lead to a greater demand for private properties in the PRC, it is not possible to predict with certainty that such a correlation exists as many social, political, economic, legal and other factors may affect the development of the property market.

         The PRC property market, including the Yangtze Delta property market, is volatile and may experience oversupply and property price fluctuations. The central and local governments frequently adjust monetary and other economic policies to prevent and curtail the overheating of the PRC and local economies, and such economic adjustments may affect the real estate market in Yangtze Delta and other parts of China. Furthermore, the central and local governments from time to time make policy adjustments and adopt new regulatory measures in a direct effort to control the over development of the real estate market in China, including Yangtze Delta. Such policies may lead to changes in market conditions, including price instability and imbalance of supply and demand of residential properties, which may materially adversely affect our business and financial conditions. Also, there is no assurance that there will not be over development in the property sector in Yangtze Delta and other parts of China in the future. Any future over development in the property sector in Yangtze Delta and other parts of China may result in an oversupply of properties and a fall of property prices in Yangtze Delta or any of our other markets, which could adversely affect our business and financial condition.

We face increasing competition, which may adversely affect our revenues, profitability and results of operations.

         In recent years, a large number of property companies have begun undertaking property sales and investment projects in Yangtze Delta and elsewhere in the PRC, some of which may have better track records and greater financial and other resources than we do. The intensity of the competition may adversely affect our business and financial position. In addition, the real estate market in Yangtze Delta and elsewhere in the PRC is rapidly changing. If we cannot respond to the changes in the market conditions more swiftly or effectively than our competitors do, our business and financial position will be adversely affected.

If the availability or attractiveness of mortgage financing were significantly limited, many of our prospective customers would not be able to purchase the properties thus adversely affecting our business and financial position.

         Mortgages are becoming increasingly popular as a means of financing property purchases in the PRC. An increase in interest rates may significantly increase the cost of mortgage financing, thus reducing the affordability of mortgages as a source of financing for residential property purchases. The PRC government has increased the down payment requirements and imposed certain other conditions that make mortgage financing unavailable or unattractive for some potential property purchasers. There is no assurance that the down payment requirements and other conditions will not be further revised. If the availability or attractiveness of mortgage financing is significantly limited even more, many of our prospective customers would not be able to purchase the properties and, as a result, our business and future prospects would be adversely affected.

Our future prospects are heavily dependent on the performance of property sectors in specific geographical areas.

         The properties we resell and intend to invest in are mainly based in Yangtze Delta, especially in Shanghai. Our future prospects are therefore heavily dependent on the continued growth of the property sector around Yangtze Delta, and our business may be affected by any adverse developments in the supply and demand or housing prices in the property sector around Yangtze Delta.

         The current level of property development and investment activity in Yangtze Delta and other markets is substantial. However, there is no assurance that such property resale and investment activity in Yangtze Delta or any of our other markets will continue at this level in the future or that we will be able to benefit from the future growth of these property markets.

Our revenues and operating income could be reduced by adverse conditions specific to our property locations.

         The properties we resell and intend to invest in are concentrated geographically and are located predominately in Yangtze Delta, especially in Shanghai. As a result, our business and our financial operating results may be materially affected by adverse economic, weather or business conditions in this area. Adverse conditions that affect these areas such as economic recession, changes in extreme weather conditions and natural disasters, may have an adverse impact on our operations.

RISKS RELATING TO THE PEOPLES REPUBLIC OF CHINA

         All of our current prospects and deals are generated in Mainland China and thus, all of our revenues are derived from our operations in the PRC. Accordingly, our business, financial condition, results of operations and prospects are subject, to a significant extent, to economic, political and legal developments in the PRC.

PRC economic, political policies and social conditions could adversely affect our business.

         The economy of PRC differs from the economies of most developed countries in a number ofiirespects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources.

         The PRC Government has been reforming the PRC economic system from planned economy to market oriented economy for more than 20 years, and has also begun reforming the government structure in recent years. These reforms have resulted in significant economic growth and social progress. Although we believe these reforms will have a positive effect on our overall and long-term development, we cannot predict whether any future changes in PRC's political, economic and social conditions, laws, regulations and policies will have any adverse effect on our current or future business, results of operations or financial condition.

Changes in foreign exchange regulations may adversely affect our ability to pay dividends and could adversely affect our results of operations and financial condition.

         Substantially all of our revenues and operating expenses are denominated in Renminbi. Conversion of Renminbi is under strict government regulation in the PRC. The Renminbi is currently freely convertible under the "current account", including trade and service related foreign exchange transactions and payment of dividends, but not under the "capital account", which includes foreign direct investment and loans. Under the existing foreign exchange regulations in the PRC, we will be able to pay dividends in foreign currencies without prior approval from the State Administration for Foreign Exchange by complying with certain procedural requirements. However, there is no assurance that the above foreign policies regarding payment of dividends in foreign currencies will continue in the future.

Fluctuation of the Renminbi could materially affect the value of, and dividends payable on, the Shares in foreign currency term.

         The value of the Renminbi is subject to changes in the PRC Government's policies and depends to a large extent on China's domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of Renminbi to U.S. Dollars has generally been stable. However, we cannot give any assurance that the value of the Renminbi will continue to remain stable against the U.S. Dollar or any other foreign currency. Since our income and profit are denominated in Renminbi, any devaluation of the Renminbi would adversely affect the value of, and dividends, if any, payable on, our Shares in foreign currency terms.

         Our operations could be adversely affected by changes in the political and economic conditions in the PRC. The PRC is our main market and accounted for all of our revenue in 2004 and 2005. Therefore, we face risks related to conducting business in the PRC. Changes in the social, economic and political conditions of the PRC may adversely affect our business. Unfavorable changes in government policies, political unrest and economic developments may also have a negative impact on our operations.

         Since the adoption of the "open door policy" in 1978 and the "socialist market economy" in 1993, the PRC government has been reforming and is expected to continue to reform its economic and political systems. Any changes in the political and economic policies of the PRC government may lead to changes in the laws and regulations or the interpretation of the same, as well as changes in the foreign exchange regulations, taxation and import and export restrictions, which may, in turn, adversely affect our financial performance. While the current policy of the PRC government seems to be one of imposing economic reform policies to encourage foreign investments and greater economic decentralization, we can not assure you that such a policy will continue to prevail in the future.


The PRC Legal System Embodies Uncertainties

         The PRC legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. In 1979, the PRC Government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past 25 years has significantly enhanced the protections afforded to various forms of foreign investment in Mainland China. Our PRC operating subsidiaries, Shanghai Xin Ji Yang and Shanghai Shang Yang, both wholly foreign-owned enterprises ("WFOEs"), are subject to laws and regulations applicable to foreign investment in the PRC in general and laws and regulations applicable to WFOEs in particular. However, these laws, regulations and legal requirements are constantly changing, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to us and other foreign investors. In addition, we cannot predict the effect of future developments in the PRC legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the pre-emption of local regulations by national laws.

Our shareholders may not be able to enforce U.S. civil liabilities claims.

Our assets are located outside the United States and are held through subsidiaries incorporated under the laws of the Cayman Islands, British Virgin Islands and the PRC. Our current operations are conducted in the PRC. In addition, our directors and officers are residents of the PRC. As a result, it may be difficult for you to effect service of process within the United States upon these persons. In addition, there is uncertainty as to whether the courts of China would recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in these countries against us or such persons predicated upon the securities laws of the United States or any state thereof.

Interpretation of agreements and other documentation translated to English may be difficult.

         Most of the agreements we enter into and documentation we provide in the attached Exhibits were originally prepared in Chinese. Although every attempt is made to translate these documents to plain English to the best of our ability, the language used may not be similar to North American standards.



RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS INCLUDED IN THIS FORM SB-2

         In addition to historical information, this Form SB-2 contains forward-looking statements. Forward-looking statements are expressions of our current beliefs and expectations, based on information currently available to us, estimates, projections about our industry, and certain assumptions made by our management. These statements are not historical facts. We use words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and similar expressions to identify our forward-looking statements, which include, among other things, our anticipated revenue and cost of our agency and investment business.

         Because we are unable to control or predict many of the factors that will determine our future performance and financial results, including future economic, competitive, and market conditions, our forward-looking statements are not guarantees of future performance. They are subject to risks, uncertainties, and errors in assumptions that could cause our actual results to differ materially from those reflected in our forward-looking statements. We believe that the assumptions underlying our forward-looking statements are reasonable. However, you should not place undue reliance on these forward-looking statements. They only reflect our view and expectations as of the date of this Form SB-2. We undertake no obligation to publicly update or revise any forward-looking statement in light of new information, future events, or other occurrences.


         There are several risks and uncertainties, including those relating to the Company's ability to raise money and grow its business and potential difficulties in integrating new acquisitions with our current operations, especially as they pertain to foreign markets and market conditions. These risks and uncertainties can materially affect the results predicted. The Company's future operating results over both the short and long term will be subject to annual and quarterly fluctuations due to several factors, some of which are outside the control of the Company. These factors include but are not limited to fluctuating market demand for our services, and general economic conditions.


                                 USE OF PROCEEDS

         All of the shares offered hereby are being offered by the Selling Shareholders for their own accounts. We will not receive any proceeds from the sale of shares by the Selling Shareholders. In addition, the Company will pay all of the offering expenses.

                                    DILUTION

         The common stock to be sold by the Selling Shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.


                              SELLING SHAREHOLDERS

We are registering for sale shares that are issued and outstanding and owned by certain existing shareholders. The following table includes certain information about the selling shareholders for whom we are registering the shares for resale to the public.

             Selling Shareholder                       Shares                                               Shares Owned
                                                    beneficially                Shares                      Beneficially
                                                    owned before                Offered                       After the
                                                    the offering   Percent      Hereby      Percent           Offering    Percent

Glorystar International Enterprises Limited            619,000       2.69       619,000        2.69                0          *
Infoworth International Ltd.                           480,000       2.09       480,000        2.09                0          *
Chih-Fen Wu                                            325,000       1.41       325,000        1.41                0          *
Yi-Hui Cheng                                           275,000       1.20       275,000        1.20                0          *
Ya-Ping Hsu                                            202,500      *           202,500      *                     0          *
NP Corp.                                               170,000      *           170,000      *                     0          *
Hsi-Chuan Chin                                         140,700      *           140,700      *                     0          *
Hui-Ling Yu                                            122,500      *           122,500      *                     0          *
Yu-Cheng Lin                                           120,000      *           120,000      *                     0          *
Wen-Chao Lee                                            90,000      *            90,000      *                     0          *
Chin-Ti Lu                                              78,500      *            78,500      *                     0          *
Man-Tzu Fan Chiang                                      65,000      *            65,000      *                     0          *
Gong-Bu Yu                                             350,000       1.52       350,000        1.52                0          *
Pi-Lien Chang                                          430,000       1.87       430,000        1.87                0          *
Hung-To Liu                                             30,000      *            30,000      *                     0          *
Olympus Investment Corporation                          21,680      *            21,680      *                     0          *
Chien-To Chen                                           20,000      *            20,000      *                     0          *
Marco Partners, Inc. #                               1,030,000       4.48     1,030,000        4.48                0          *
Chiang, Hui Hsiung *                                   330,000       1.43       330,000        1.43                0          *
Hsin-Hung, Lin                                         300,000       1.30       300,000        1.30                0          *
Kuang-Hao, Peng                                        165,000      *           165,000      *                     0          *
Su-Li, Peng                                            819,334       3.56       819,334        3.56                0          *
Su-Yin, Peng                                           800,000       3.48       800,000        3.48                0
Hsiu-Chen, Lin                                          30,500      *            30,500      *                     0          *
Chao-Jan, Lin                                           50,000      *            50,000      *                     0          *
Pan-Chao, Lin                                           10,000      *            10,000      *                     0          *
Show-Hwa, Widmer-Lin                                     5,000      *             5,000      *                     0          *
Hui-Fang, Chang                                         10,000      *            10,000      *                     0          *
Tou-Ru, Wen                                             39,500      *            39,500      *                     0          *
Ling-Yu, Chou                                          120,000      *           120,000      *                     0          *
Ling-Ya, Kao                                           120,000      *           120,000      *                     0          *
Shu-Ching, Chang                                       800,000       3.48       800,000        3.48                0          *
Shu-Chen, Chang                                        429,334       1.87       429,334        1.87                0          *
Good Speed Services Limited                            941,332       4.09       941,332        4.09                0          *
Better Time International Limited                    1,000,000       4.35     1,000,000        4.35                0          *
An-Chin, Hsu                                           200,000      *           200,000      *                     0          *
                                                                                                                     0          *
Total                                               10,739,880               10,739,880

# Marco Partners, Inc. is the financial advisory and consulting services provider to the Company. The Senior Vice President of the Company is a principal of Marco Partners, Inc.
* Chiang, Hui Hsiung is the strategic planning advisory and consulting services provider to the Company. Chiang, Hui Hsiung was appointed as a director of the Company on May 23, 2005, and resigned on October 11, 2005.

Refer to Page 32 for information related to Security Ownership of Certain Beneficial Owners and Management.

                              PLAN OF DISTRIBUTION

         The shares of common stock currently owned by the selling shareholders may be sold from time to time by the selling shareholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling shareholders may offer their shares of common stock in one or more of the following transactions:

         - on any national securities exchange or quotation service at which the common stock may be listed or quoted at the time of sale, including the over-the counter market on the Over-the-Counter Bulletin Board;

         -        in private transactions;

         -        through options;

         -        by pledge to secure debts and other obligations; and/or

         -        a combination of any of the above transactions.

         If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

         The shares of common stock described in this prospectus may be sold directly, from time to time, by the selling shareholders. Alternatively, the selling shareholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling shareholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of Section 2 (11) of the Securities Act of 1933, as amended (the "Securities Act").

         Any  profits  on  the  resale  of  shares  of  common   stock  and  any
compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

         Any shares covered by this prospectus, which qualify for sale pursuant to Rule 144 under the Securities Act, may be sold under Rule 144 rather than pursuant to this prospectus. The selling shareholders may not sell all of the shares. The selling shareholders may transfer, devise or gift such shares by other means not described in this prospectus.

         To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

         Under the Securities Exchange Act of 1934 (the "Exchange Act"), any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for nine (9) business days prior to the start of the distribution. In addition, each selling shareholder and any other person participating in a distribution will be subject to the Exchange Act which may limit the timing of purchases and sales of common stock by the selling shareholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

         We will pay all expenses of this registration. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws. All expenses for the issuance of a supplement to this prospectus, when requested by selling shareholder(s), will be paid by the requesting shareholder(s). The selling shareholders may pay selling commissions or brokerage fees with respect to the sale of the shares by them.

         The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

         The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which:

         o contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
         o contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties;
         o contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;
         o contains a toll-free telephone number for inquiries on disciplinary actions;
         o defines significant terms in the disclosure document or in the conduct of trading penny stocks; and
         o contains such other information and is in such form (including language, type, size, and format) as the Commission shall require by rule or regulation;


         The broker-dealer also must provide, prior to proceeding with any transaction in a penny stock, the customer:

         o        with bid and offer quotations for the penny stock;
         o details of the compensation of the broker-dealer and its salesperson in the transaction;
         o the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
         o monthly account statements showing the market value of each penny stock held in the customer's account.

         In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, shareholders may have difficulty selling those securities.


                           MARKET FOR OUR COMMON STOCK

         Our common stock is now traded on the Over-the-Counter Bulletin Board ("OTCBB") under the symbol "SRRE".

         No dividends have been declared or paid on our common stock.

         As of February 7, 2006, Sunrise-Texas had 22, 996,614 shares of common stock issued and outstanding and held by 800 shareholders of record.

         The following table sets forth the high and low bid prices of the our common stock on a quarterly basis for the calendar years 2003 and 2004 and 2005, as reported by the OTCBB:

Calendar Period                                 High                 Low
---------------                                 ----                 ---

2003:
                  First Quarter                  $1.85               $0.00

                  Second Quarter                 $0.55               $0.21

                  Third Quarter                  $0.50               $0.21

                  Fourth Quarter                 $6.50               $0.25
2004:
                  First Quarter                  $6.30               $5.90

                  Second Quarter                 $10.01              $3.50

                  Third Quarter                  $7.50               $7.00

                  Fourth Quarter                 $6.00               $3.50

2005:
                  First Quarter                  $5.00               $3.00

                  Second Quarter                 $5.00               $2.50

                  Third Quarter                  $4.00               $1.25

                  Fourth Quarter                 $1.25               $0.51
2006:
         First Quarter (through Feb. 10)         $0.51               $0.51

         The above quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

         The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and notes thereto included elsewhere in this prospectus. Except for the historical information contained herein, the discussion in this prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus.

         Management's Discussion and Analysis contains statements that are forward-looking. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors discussed in "Risk Factors" and elsewhere in this report.

OVERVIEW

         In October 2004, the former shareholders of Sunrise-Cayman and Lin Ray Yang acquired a majority of the voting interests of Sunrise-Texas in a merger, and the transaction was treated as a reverse acquisition, with Sunrise-Cayman and Lin Ray Yang treated as the acquirer for accounting purposes. Accordingly, the pre-merger financial statements of Sunrise-Cayman and Lin Ray Yang are Sunrise-Texas' historical financial statements. Before the completion of the merger, Sunrise-Texas had no continuing operations and its historical results would not be meaningful if combined with the historical results of Sunrise-Cayman, Lin Ray Yang and their subsidiaries.

         As a result of the acquisition, the former owners of Sunrise-Cayman and Lin Ray Yang hold a majority interest in the combined entity. Generally accepted accounting principles require, in certain circumstances, that a company whose shareholders retain the majority voting interests in the combined business be treated as the acquirer for financial reporting purposes. Accordingly, the acquisition has been accounted for as a "reverse acquisition" arrangement whereby Sunrise-Cayman and Lin Ray Yang are deemed to have purchased Sunrise-Texas. However, Sunrise-Texas remains the legal entity and the
Registrant  for  Securities  and Exchange  Commission  reporting  purposes.  The historical financial statements prior to October 5, 2004 are those of Sunrise-Cayman and Lin Ray Yang and their subsidiaries. All shares and per share data prior to the acquisition have been restated to reflect the stock issuance as a recapitalization of Sunrise-Cayman and Lin Ray Yang.

         Sunrise-Texas and its subsidiaries, namely, Sunrise-Cayman, Lin Ray Yang, Shanghai Xin Ji Yang, Suzhou Xin Ji Yang, Beijing Xin Ji Yang, Shanghai Shang Yang and Suzhou Gao Feng are collectively referred to in this MD & A as "the Company". The principal activities of the Company are the provision of property brokerage services, real estate marketing services, property leasing services and property management services in the PRC.


RECENT DEVELOPMENTS

         Before 2004, our major business was an agency business, whereby our only subsidiary then, Shanghai Xin Ji Yang, was contracted by property developers to market and sell their newly developed property units; in return for which we earned a commission fee calculated as a percentage of the selling price. Our business operation in Shanghai Xin Ji Yang continues to demonstrate growth in revenue.

         In 2004, through another subsidiary, Shanghai Shang Yang, we ventured into a higher risk business model whereby our commission was not calculated as a percentage of the selling price anymore; instead, under this model, our commission revenue is equivalent to the price difference between the final selling price and the underwriting price (the "Underwriting Model"). In this Underwriting Model, we negotiate with the developer for an underwriting price as low as possible, with the condition that we guarantee that all unsold units will be acquired within a certain time period. In return, we are given the flexibility to establish the final selling price and earn the price difference between the final selling price and the underwriting price. The risk of this kind of arrangement is that, if there are any unsold units following the expiration period, we may have to purchase the unsold units from the developers at the underwriting price and hold them in our inventory or as an investment. Under the terms of the Underwriting Model, there are two (2) expiration periods. The first expiration period was in the middle of 2005 whereby we had committed to and achieved the sale of 60% of the contracted value. The second expiration period was on November 25, 2005, whereby we committed to sell the remaining 40% of the contracted value. As of January 31, 2006, we have met the sales target. As this building is not yet completed, we have also extended the contract period to the end of April 2006 to sell the remaining properties.

         While  we  expect   revenue  to  stem  from  these  two   subsidiaries'
businesses, we can provide no assurance that this will result in any increase in profitability.


RECENTLY ISSUED ACCOUNTING STANDARDS


Interpretation 46R (FIN 46R) Consolidation of Variable Interest Entities


         In December 2003, the Financial Accounting Standards Board (FASB) issued Interpretation 46R (FIN 46R), a revision to Interpretation 46 (FIN 46), Consolidation of Variable Interest Entities. FIN 46R clarifies some of the provisions of FIN 46 and exempts certain entities from its requirements. FIN 46R is effective at the end of the first interim period ending after March 15, 2004. Entities that have adopted FIN 46 prior to this effective date can continue to apply the provisions of FIN 46 until the effective date of FIN 46R or elect early adoption of FIN 46R. The adoption of FIN 46 and FIN 46R did not have a material impact on our financial statements.

         In December  2004,  the  Financial  Accounting  Standards  Board (FASB)
issued a  revision  of FASB  Statement  No.  123,  (FASB  123R)  Accounting  for
Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. FASB 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity, equity instruments or that may be settled by the issuance of those equity instruments. FASB 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. FASB 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in FASB 123 as originally issued and EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. FASB 123R does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, Employers Accounting for Employee Stock Ownership Plans. For small business issuers, FASB 123R is effective for fiscal years beginning after December 15, 2005. We do not believe the adoption of FASB 123R will have a material impact on our financial statements.


APPLICATION OF CRITICAL ACCOUNTING POLICIES

Revision of FASB Statement No. 123, (FASB 123R) Accounting for Stock-Based Compensation

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Critical accounting policies for us include revenue recognition, impairment of goodwill, and accounting for income taxes.

SFAS 142, Goodwill and Other Intangible Assets

         SFAS 142, Goodwill and Other Intangible Assets, requires that goodwill be tested for impairment on an annual basis (December 31 for us) and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, or the sale or disposition of a significant portion of the company. Application of the goodwill impairment test requires judgment, including the determination of the fair value of the Company. The fair value of the Company is estimated using a discounted cash flow methodology. This requires significant judgments including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for our business, the useful life over which cash flows will occur, and the determination of our weighted average cost of capital. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment for the Company.

SFAS 109, Accounting for Income Taxes

         SFAS 109, Accounting for Income Taxes, establishes financial accounting and reporting standards for the effect of income taxes. The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity's financial statements or tax returns. Judgment is required in assessing the future tax consequences of events that have been recognized in our financial statements or tax returns. Variations in the actual outcome of these future tax consequences could materially impact our financial position or results of our operations.


Revenue Recognition

         Agency  commission   revenue  from  property  brokerage  and  marketing
services is  recognized  when the property  developer  and the buyer  complete a property  sales  transaction,  which is normally  at the time when the  property developer  receives a portion of the sales proceeds from the buyer in accordance with the terms of the relevant property sales agreement.

         Revenue from marketing consultancy services is recognized when services are provided to clients.

RESULTS OF OPERATIONS

         Following is a discussion and analysis of our changes in financial condition and results of operations for the three and nine months ended
September 30, 2005, with comparisons to the historical three and nine months ended September 30, 2004.

1.       Revenue

         The following table shows the net revenue breakdown by business line:

                             Three Months Ended Sep 30,                              Nine Months Ended Sep 30,
               ----------------------------------------------------    ---------------------------------------------------
                            % to                  % to         %                    % to                  % to        %
                  2005      Total        2004     Total     Change         2005     Total       2004      Total     Change
               ---------   -------   ---------   -------   --------    ---------   -------   ---------   -------   -------

Agency Sales   1,713,609        87   3,265,135       100        (48)   4,196,603        68   6,104,804       100       (31)
Underwriting     264,800        13        --        --          n/a    2,010,104        32        --        --         n/a
    Sales
               ---------   -------   ---------   -------   --------    ---------   -------   ---------   -------   -------
Net Revenue    1,978,409       100   3,265,135       100        (39)   6,206,707       100   6,104,804       100         2
               =========   =======   =========   =======   ========    =========   =======   =========   =======   =======


         The net revenue in the third quarter 2005 was $1,978,409,a decrease of 39% from $3,265,135 in the third quarter 2004. Total net revenue in the first three quarters of 2005 was $6,206,707, which increased 2% from $6,104,804 in the first three quarters of 2004. Agency sales represented 87% of net revenues in the third quarter 2005 and 68% in the first three quarters of 2005. Underwriting sales represented 13% of net revenue in the third quarter 2005 and 32% in the first three quarters of 2005. All revenue in the first three quarters of 2004 was from agency sales. We expect that total net revenue in 2005 will be higher than that in 2004.

         Agency Sales

                  Our net revenue, after sales tax, is mainly agency commission fees which are derived from Shanghai Xi Ji Yang. The primary reason for the decrease in commission income from our agency business is that we had two agency projects that were successfully launched and completed in the third quarter of 2004 and generated significant net revenue of $1,765,955, while for the third quarter of 2005, several projects have
         (i) been in the start-up stages and (ii) not yet contributed any commission revenue. We estimate that the agency sales revenue on our real estate projects will continue to be achieved during the fourth quarter of 2005.

         Underwriting Sales

                  In February 2004, Shanghai Shang Yang entered into an agreement to underwrite an office building in Suzhou, known as the Suzhou Sovereign Building. We started selling units in the building in December 2004. As of September 30, 2005, we have sold a total of 167 units with a total sales price of $37.33 million. The net revenue from underwriting sales decreased when compared with prior quarters of 2005. During the third quarter of 2005, the property developer did not receive the predetermined level of deposits from the buyers and the relevant underwriting sales revenue was not confirmed. As a result, we are not able to recognize the corresponding sales revenue. However, as the completion of the project is approaching, the property developer will gradually receive all of the sales proceeds from the buyers, and accordingly we expect to be able to recognize the underwriting sales revenue. We are confident that our underwriting sales will be improved during the next two quarters. Property underwriting sales is comparatively a higher risk business model compared to our pure commission-based agency business. Under this higher risk business model, the underwriting model, our commission is not calculated as a percentage of the selling price; instead, our commission revenue is equivalent to the price difference between the final selling price and the underwriting price. In the underwriting model, we negotiate with the developer for an underwriting price as low as possible, with the condition that we guarantee all unsold units will be acquired within a certain time period. In return, we are given the flexibility to establish the final selling price and earn the price difference between the final selling price and the underwriting price. The risk of this kind of arrangement is that if there are any unsold units at the end of the expiration period, we may have to acquire any unsold property units from the developers at the underwriting price and hold them in our inventory or as an investment.

     Cost of Revenue
     ---------------

         Cost of revenue in the third quarter 2005 was $703,717, decreased 24% from $924,554 in the third quarter 2004. Total cost of revenue in the first three quarters of 2005 was $1,850,985, decreased 20% from $2,319,358 in the first three quarters of 2004. The primary difference for this decrease was due to the booking of advertising expenses as incurred. The advertising costs incurred in the first three quarters of 2005 and 2004 were $362,284 and $754,343 respectively.

         For most of our projects, advertising costs are borne by corresponding property developers. For some of the projects, we committed to bear all advertising costs on our own in exchange for a higher agency commission rate. All advertising costs incurred in the promotion of the Company's property projects are expensed as incurred. We plan to spend more on advertisement in the Fourth Quarter of 2005 to support our agency and underwriting sales activity. Due to the cyclical nature of our business, we have no guarantee that the advertising costs can be matched to the related revenue. Advertising costs are usually incurred according to the timeline specified in project budgeting. It is budgeted according to a percentage of our expected sales amount. Due to the nature of property marketing and its sales cycle, advertising costs are usually incurred two to three months prior to the formal sales launch activities. In some cases, advertising costs and activities may take place before period-end, while sales launch activities take place after period-end. As advertising costs are expensed as incurred, there is a possibility that advertising costs incurred in the current period are not exactly matching with the related revenue earned.

     Operating Expenses
     ------------------

         Operating expenses in the first three quarters of 2005 were $989,935, representing a decrease of 9% from $1,083,133 in the first three quarters of 2004. Operating expenses in the third quarter 2005 were $327,344 decreased 41% from $555,924 in the third quarter 2004. The primary reason is that some of our operating expenses, e.g., traveling expenses and allowances, were incurred in proportion to net revenues in both years. Accordingly, net revenue in the third quarter 2005 decreased 39% when compared with that in the third quarter 2004, thereby causing a related decrease in operating expenses.

     General and Administrative Expenses
     -----------------------------------

         The general and administrative expenses in the first three quarters of 2005 were $1,802,876, representing an increase of 64% from $1,099,751 in the first three quarters of 2004. The general and administrative expenses in the third quarter 2005 were $647,113, representing an increase of 77% from $365,566 in the Third Quarter 2004. The increase in general and administrative expenses for the first three quarters of 2005 when compared with the corresponding quarters of 2004 was mainly due to the following.

         i. The increase in professional fees for the maintenance of the Company's listing status, e.g., audit, legal and other professional fees. The professional fees for the first three quarters of 2005 were $107,942. No such expenses were incurred in the corresponding quarters of 2004.

         ii. The increase in overhead expenses of Sunrise-Texas for 2005, e.g., salary, rental and office expenses. The overhead expenses of Sunrise-Texas were $353,576. No such expenses were incurred in the corresponding quarters of 2004.

         iii. Following the establishment of Suzhou Xin Ji Yang on June 25, 2004, general and administrative expenses increased in the first three quarters of 2005 when compared with the corresponding quarters of 2004.

     Interest Expenses
     -----------------

         Interest expense in the first three quarters of 2005 was $124,341, representing an increase of 397% from $25,000 in the first three quarters of 2004. The interest expenses in the third quarter 2005 were $51,423, representing an increase of 106% from $25,000 in the third quarter 2004. The interest expenses were mainly incurred for the following bank loan and promissory notes payable:

         i. The bank loan is a 5-year mortgage loan agreement with Suzhou Commercial Bank. This 5-year term loan amounts to $1.48 million. The arrangement of this term loan is mainly to finance the acquisitions of the two floors of the Sovereign

                  Building which is under development in Suzhou, the PRC. The term loan bears interest at a rate of 0.4875% per month with a monthly repayment instalment of $28,510. The maturity date of the loan is December 13, 2009. The bank loan is guaranteed by the property developer under the Property Underwriting Agreement entered into by the Company with a property developer in Suzhou, the PRC and will be secured by the Suzhou Property Underwriting Project following the transfer of title to the Company. (See Notes 3 and 6-8 to the Company's Third Quarter 10-QSB Financial Statements for More Information.)

         ii. The balance payable includes two promissory notes of $1,000,000 and $123,579, respectively. The promissory note of $1,000,000 is unsecured, bears interest at a rate of 5% per annum and will be repayable on December 31, 2005. The promissory note of $123,579 is unsecured, bears interest at a rate of 10% per annum and its terms of repayment are not specifically defined. (See Notes 3 and 6-8 to the Company's Third Quarter 10-QSB Financial Statements for More Information.)

LIQUIDITY AND CAPITAL RESOURCES


         The  Company   meets  its  working   capital  and  capital   investment
requirements mainly by using operating cash flows and, to a limited extent, bank loan.

         Our accounts receivable balance at September 30, 2005 was $1,491,659.

         We ended the Third Quarter period with a cash position of $922,141. We had positive operating cash flow of $726,913. This is primarily attributable to the decrease in accounts receivables.

         We anticipate that our available funds and cash flows generated from operations will be sufficient to meet our anticipated needs for working capital expenditures and business expansion through 2005. We may need to raise additional funds in the future, however, if our business grows more rapidly than we currently predict or in order to fund acquisitions or develop new projects. If we do need to raise such additional funds, we expect to raise those funds through either the issuance of additional shares of our equity securities in one or more public or private offerings or through credit facilities obtained from lending institutions. There can be no guarantee, however, that we will be able to obtain such funding, whether through the issuance of our equity securities or the incurrence of debt, on terms satisfactory to our management and board of directors.

                             DESCRIPTION OF BUSINESS

CORPORATE HISTORY

         Sunrise Real Estate Development Group, Inc. ("Sunrise-Texas") was incorporated in the State of Texas on October 10, 1996, under the original name of Parallax Entertainment, Inc. ("Parallax"). On October 28, 2003, Olympus Investment Corporation, a Brunei corporation, based in Taipei, Taiwan, purchased 78,400 shares of common stock, and then became the majority, 51% shareholder of Parallax.

         Effective December 12, 2003, the name of Parallax was changed to Sunrise Real Estate Development Group, Inc. On December 9,], 2003, the Board of Directors of Sunrise-Texas adopted a resolution authorizing a five-to-one reverse split in the Company's $0.01 par value common stock. This resulted in 30,614 shares being issued and outstanding post reverse split. Thereafter, on December 27, 2003, Sunrise-Texas sold 6,600,000 shares of common stock for $0.025 per share, an aggregate of $165,000, in a private placement to non-US individuals. Sunrise-Texas relied on the Regulation S exemption from the registration requirements of the Securities Act of 1933, as amended, in connection with this private placement.

         On August 31, 2004, Sunrise-Texas, Sunrise-Cayman and Lin Chi-Jung, an individual and agent for the beneficial shareholder of Sunrise-Cayman, Ace Develop Properties Limited ("Ace Develop"), entered into an exchange agreement whereby Sunrise-Texas would issue 5,000,000 shares of its common stock to the beneficial shareholder of Sunrise-Cayman or its designees, in exchange for all of the outstanding capital stock of Sunrise-Cayman. The transaction was closed on October 5, 2004. Lin Chi-Jung is Chairman of the Board of Directors of Sunrise-Texas, the President of Sunrise-Cayman and the principal and controlling shareholder of Ace Develop.


         Also on August 31, 2004, Sunrise-Texas, Lin Ray Yang and Lin Chi-Jung, an individual and agent for the beneficial shareholders of Lin Ray Yang, (i) Ace Develop, (ii) Planet Technology Corporation ("Planet Tech"), and (iii) Systems & Technology Corporation ("Systems Tech"), entered into an exchange agreement whereby Sunrise-Texas would issue 10,000,000 shares of its common stock to the beneficial shareholders, or their designees, in exchange for all of the outstanding capital stock of Lin Ray Yang. The transaction was closed on October

5, 2004. Lin Chi-Jung is Chairman of the Board of Directors of Sunrise-Texas, the President of Lin Ray Yang and the principal and controlling shareholder of Ace Develop. Regarding the 10,000,000 shares of common stock of Sunrise-Texas issued in this transaction, 8,500,000 shares were issued to Ace Develop, 750,000 shares were issued to Planet Tech and 750,000 shares were issued to Systems Tech.

         Prior to the closing of the aforesaid exchange agreements, Sunrise-Texas was an inactive "shell" company. Following the closings of the aforesaid exchange agreements, Sunrise-Texas, through its two wholly owned subsidiaries, Lin Ray Yang and Sunrise-Cayman, has engaged in the business of real estate brokerage services in connection with office and multifamily properties, real estate marketing services, and property leasing and property management services in Mainland China.

         As a result of the acquisition, the former owners of Sunrise-Cayman and Lin Ray Yang now hold a majority interest in the combined entity. Generally accepted accounting principles require, in certain circumstances, that a company whose shareholders retain the majority voting interest in the combined business to be treated as the acquirer for financial reporting purposes. Accordingly, the acquisition has been accounted for as a "reverse acquisition" arrangement whereby Sunrise-Cayman and Lin Ray Yang are deemed to have purchased Sunrise-Texas. However, Sunrise-Texas remains the legal entity and the
Registrant  for  Securities  and Exchange  Commission  reporting  purposes.  The historical financial statements prior to October 5, 2004 are those of Sunrise-Cayman and Lin Ray Yang and their subsidiaries. All shares and per share data prior to the acquisition have been restated to reflect the stock issuance as a recapitalization of Sunrise-Cayman and Lin Ray Yang.

         We are now a sales brokerage business with accumulated expertise in the areas of property sales & marketing. We generated consolidated revenues of more than $7.7 million from our sales brokerage business in 2004. With experience and in-depth local market know-how, we are now ready to enter the property underwriting sector, while at the same time maintaining our steady growth in the brokerage business.

         On January 15, 2006, Sunrise-Texas ratified its agreement with Marco Partners, Inc, a Hong Kong corporation, to provide financial advisory services to Sunrise-Texas in the calendar year 2005. In this connection, Sunrise-Texas agreed to issue and has issued Marco Partners 1,030,000 shares of common stock in payment for its services. Chiu, Chi-Yuan, a Senior Vice-President of Sunrise-Texas, is a principal of Marco Partners. Marco Partners is a related party. Also, on January 15, 2006, Sunrise-Texas ratified its agreement with Chiang, Hui Hsiung to provide strategic consulting services to Sunrise-Texas in calendar year 2005. In this connection, Sunrise-Texas agreed to issue and has issued to Chiang, Hui Hsiung 330,000 shares of common stock in payment for his services. These 1,360,000 shares were valued by Sunrise-Texas at US $0.51 per share, the closing market price of the Sunrise-Texas shares on January 15, 2006.

         COMPANY CHART

         Our parent corporation, Sunrise-Texas operates through a tier of wholly owned subsidiaries with 100% ownership of capital stock of Sunrise Real Estate Development Group, Inc., a Cayman Islands corporation ("Sunrise-Cayman") and LIN RAY YANG Enterprise, Ltd., a British Virgin Islands company ("Lin Ray Yang"). Neither Sunrise-Cayman nor Lin Ray Yang have operations but respectively conduct operations in Mainland China through wholly owned subsidiaries and joint ventures based in Shanghai, PRC.

         Sunrise-Cayman operates through its wholly owned subsidiary, Shanghai Xin Ji Yang, and two (2) joint venture subsidiaries: (i) Suzhou Xin Ji Yang Real Estate Agency Co, Ltd. ("Suzhou Xin Ji Yang") of which Sunrise-Cayman holds a 5% equity interest and Shanghai Xin Ji Yang holds a 75% equity interest; and (ii) Beijing Xin Ji Yang Real Estate Agency Co, Ltd. ("Beijing Xin Ji Yang") of which Shanghai Xin Ji Yang holds an 85% equity interest.

         Lin Ray Yang operates through its wholly owned subsidiary, Shanghai Shang Yang Real Estate Consultation Co. Ltd. ("Shanghai Shang Yang"). Shanghai Xin Ji Yang is a property agency business earning commission revenue from marketing and sales services to developers. Shanghai Shang Yang is a property investment company, investing in and partnering with developers to whom they provide marketing services.

         In January 2005, Lin Ray Yang established a new subsidiary - Suzhou Gao Feng Hui Property Management Co, Ltd ("Suzhou Gao Feng"). This subsidiary is a joint investment between Lin Ray Yang and its partnering developer, SIP Hi-Dragon Real Estate Development Co., Ltd. The major business of Suzhou Gao Feng is to render property rental services, buildings management and maintenance services for office buildings and service apartments. Our corporate organizational table is as follows:

         Celebrity-turned- entrepreneur, Lin Chi Jung, and the founder of Taiwan's top property sales agency, Lin Chou Chin, established Shanghai Xin Ji Yang in the end of 2001 in Shanghai jointly. Shanghai Xin Ji Yang combined professional strengths from Taiwan, Mainland China and Hong Kong to venture into Mainland China's property marketing and sales brokerage sector.


         Shanghai Xin Ji Yang has fifty-two (52) sales teams operating in fifteen (15) provinces in the PRC. As of December 31, 2004, Shanghai Xin Ji Yang has contracts to market and sell a total property area exceeding 10.7 million square meters. Shanghai Xin Ji Yang is comprised of three major divisions: research and development, planning, and sales. It has a total work force of 331 personnel including 30 Taiwanese expatriates. Shanghai Xin Ji Yang is one of the largest foreign-based brokerage agencies in Shanghai.

         Shanghai Shang Yang was incorporated in February 2004 as a property development advisory company with the goal of becoming established in the land development business in Mainland China. Shanghai Shang Yang identifies, evaluates and negotiates development projects. Shanghai Shang Yang is comprised of professional project planning, property investment evaluation and project marketing teams.

         Shanghai Shang Yang's first project is the development of a commercial building within the Suzhou Industrial Park, called the Sovereign Building. The Sovereign Building is a joint venture between Shanghai Shang Yang and SIP Hi-Dragon Real Estate Development Co., Ltd. ("Hui Long") Shanghai Shang Yang will undertake the sale of all of the units within the project.

Figure 1: Company Organization Chart

                               Sunrise Real Estate
                             Development Group, Inc.
                                        |
                                        |
            ------------------------------------------------
              |                                           |
              |                                           |
     Sunrise Real Estate                            LIN RAY YANG
-- Development Group, Inc.                       Enterpise Ltd., BVI
|          Cayman                    100%                 |              80%
|             |                -------------------------------------------------
|    100%     |                          |                            |
| Shanghai Xin Ji Yang Real       Shanghai Shang Yang        Suzhou Gao Feng Hui
|    Estate Consultation       Real Estate Consultation      Property Management
|      Company Limited             Company Limited             Company Limited
|             |
|             |---------------------------------|
|5%           |75%                              |85%
|Suzhou Xin Jin Yang                      Beijing Xin Ji Yang
 Real Estate Agency                       Real Estate Agency
       Co, Ltd.                                 Co, Ltd.

         Suzhou Gao Feng was incorporated on January 10, 2005 as a property management company. The registered capital of Suzhou Gao Feng is $300,000; whereby Lin Ray Yang invested 80% into it, and Hui Long took-up the rest of the 20% stake.

         This strategic plan is designed to expand our activities beyond our existing revenue base, enabling the Company to assume a higher investment risk and allow flexibility in collaborating with partnering developers. The plan is also designed to improve the capital structure of the Company, diversify our revenue base and create higher values and equity returns.

         In the  past 3 years,  we have  created  a  reputation  as a sales  and marketing agency for new projects. With our accumulated expertise and experience, we will now slowly take a more aggressive role by also participating in property development. We will select property developers with outstanding qualifications as our strategic partners, and continue to build strength in design, planning, positioning and marketing services.

         Our historical revenue stream has mainly been in the form of commission based revenues, which sometimes may expose us to developer-related risks, such as fluctuation in property prices, cyclical collection flows and project management issues. We expect the durable and accumulative rental revenues to provide us with a cushion against the cyclical nature of the real estate industry.


GENERAL BUSINESS DESCRIPTION

         Sunrise-Texas was incorporated on October 10, 1996 in Texas, USA and was formerly known as Parallax Entertainment, Inc. Sunrise-Texas has gone through a series of transitions leading to the completion of a reverse merger on October 5, 2004. Sunrise-Texas's business is now in real estate brokerage services in connection with office and multifamily properties, real estate marketing services, and property leasing and property management services in the Peoples Republic of China (the "PRC").

         Sunrise-Texas recognizes that in order to differentiate itself from the market, there is a need to avoid direct competition with the rest of the large-scale property developers who have abundant funds to acquire land. We aim at crafting a niche position as the marketing alliance of other developers.


         One of Sunrise-Texas's subsidiaries, Shanghai Xin Ji Yang, began operations as a real estate marketing agent in 2001. Within three years of operation, that subsidiary has successfully marketed 10.7 million square meters of gross floor area of residential and commercial properties in Mainland China's major and secondary cities.


BUSINESS ACTIVITIES

         Since 2002, our main operating subsidiary has operated as a sales and marketing agency for newly built property units. We have developed a good network with landowners and earned the trust of developers, allowing us to explore opportunities in property investment.

         As part of this goal, a new operating subsidiary , Shanghai Shang Yang, with an experienced management team has been acquired to focus on developing a new strategic plan for property investment activities. The new strategic plan is designed to expand our activities beyond our existing revenue base, to assume a higher risk of investment and allow flexibility in structuring collaboration models with partnering developers. This also allows us the opportunity to improve the capital structure of the Company, diversify our revenue base and create higher values and equity returns.

         While we have an excellent track record as a sales and marketing agency for new developments, we are also becoming a small equity participant in property development projects.

Property Marketing and Agency Sales

         Depending on the scope of our engagement and our partners' requirements, the scope of our services could be a combination of any of the following models. Commission based services refer to marketing and sales agency services to perform any of the following:

              a.  Integrated Marketing Planning
              b.  Advertising Planning and Execution
              c.  Sales Planning and Execution

         In this type of business, we execute a Marketing and Sales Agency Agreement (the "Agency Agreement") with property developers to undertake the marketing and sales activities of a specified project. The scope of service varies according to the clients' needs; it could be a full package of all the above services (a, b and c), a combination of any two (2) of the above services, or a single service.

         Most of our current existing revenue comes from commission-based services, currently representing at least 80% of our annual revenues. We secure commission-based projects via bidding or direct appointment. Through existing client rapport and selling results, we have secured a number of projects from previous clients via direct appointment, especially on subsequent phases of projects that we had previously marketed. Almost 40% of our existing projects are such subsequent phases, representing a quarter of our current year revenues.

         Normally, before a developer retains our services, we will evaluate and determine the acceptable selling value of a project; this value will be proposed to the developer and the parties will negotiate an Average Selling Value ("ASV") as the basis of the property-selling price in the Agency Agreement.

         The actual retail value of the project is generally priced higher than the ASV depending upon the actual market conditions and our confidence level upon project launching. On average, we have been able to sell the property at a 20% markup of ASV.

         Our normal commission structure is a combination of:

         a)       Base Commission of 1.5% on the Acceptable Selling Value;

         b) Surplus Commission of 20% - 40% of the difference between the ASV and the actual sales price.

         Our wholly owned subsidiary, Shanghai Xin Ji Yang, engages in this sales and marketing phase of our business.


Property Underwriting Operations

         We also participate as a co-investor with developers at the point where the construction phase of the project is to start. This co-investment amount would be around 5% to 10% of the total "underwriting value" of the project. The "underwriting value" is a pre-agreed value between the Company and the developer for the total value of a project after completion; this is the value that the developer requires to be paid to have a fair return for his investment and development efforts.

         In return for this co-investment, we receive exclusive marketing rights and the right to keep all of the sales margin above the pre-set "underwriting value". Therefore, under this business model, the Company would keep the entire margin between the "underwriting value" and the ultimate marketing-sales price. This margin has been around 20% - 30% over "underwriting value" during 2005.

         Depending on the specifics of the contractual agreement with the developers, the Company may also have its initial co-investment deposit refunded by the developers as the marketing-sales process is completed.

         The  operating   subsidiaries   under  Lin  Ray  Yang  engage  in  this
co-investment, and sales and marketing phase of our business. These include Shanghai Shang Yang.


PRC's Property Sector

         The industry's macro environment is slowly opening up and the property sector is gradually developing to be a more regulated market.

         Stable economic growth provides a solid and secure base for investment returns in the PRC property sector.

Figure 2: GDP Growth of US, Japan, Taiwan, and China for the period of 2000 through 2004





                               [GRAPHIC OMITTED]






Figure 3: Per Capita GDP as Multiple of China for US, Japan, Hong Kong, Singapore, Taiwan, and China.





                               [GRAPHIC OMITTED]







EMPLOYEES

         As of December 31, 2005, we had the following number of employees:

         DEPARTMENT                                             NO. OF EMPLOYEES
Sunrise Group
Taiwan Management                                                        4
Chairman's Office                                                        3
Marketing Dept.                                                          1
Accounting Dept.                                                         5
Administration Dept.                                                     8
Investment Relations Dept.                                               2
Subtotal                                                                23

Shanghai Branch of XJY
Administration Dept.                                                    16
Accounting Dept.                                                         5
Advertising & Communication Planning Dept.                              18
Research & Development Dept.                                             7
Marketing Dept.                                                         50
Subtotal                                                                96

Suzhou Branch of XJY
Administration Dept.                                                     9
Accounting Dept.                                                         2
Research & Development Dept.                                            12
Advertising & Communication Planning Dept.                               1
Marketing Dept.                                                         88
Subtotal                                                                112

Nanchang Branch of XJY
Administration Dept.                                                     7
Accounting Dept.                                                         2
Research & Development Dept.                                             3
Advertising & Communication Planning Dept.                               1
Marketing Dept.                                                         44
Subtotal                                                                57

Beijing Branch of XJY
Administration Dept.                                                     5
Accounting Dept.                                                         1
A & D Dept.                                                              1
Subtotal                                                                 7

Yangzhou Branch of XJY
Administration Dept.                                                     3
Accounting Dept.                                                         1
Marketing Dept.                                                         32
Subtotal                                                                36
TOTAL                                                                  331


MANAGEMENT

         The following table sets forth certain information concerning the executive officers and directors of Sunrise-Texas.

Date of Appointment   Name of Individual    Age           Positions Held

October 28, 2003      LIN, CHI-JUNG          46     President, CEO, Director and
                                                             Chairman

May 23, 2005          LIN, CHAO CHIN         56        Senior Vice President,
                                                      Director and Vice Chairman

April 25, 2005       HONANYAN, ART           61        Chief Financial Officer

July 14, 2005        CHIU, CHI-YUAN          40         Senior Vice President

November 23, 2004    LI XIAO GANG            48               Director

October 14, 2005     CHEN, WEI HUA           32               Director

November 23, 2004    CHEN REN                58               Director

November 23, 2004    FU XUAN-JIE             55               Director

August 23, 2005      ZHANG XI                35               Director

--------------------------
         Following is biographical information for each of the executive officers and directors consisting of their age, principal occupation, and other relevant information. There are no family relationships among any of the directors or executive officers of Sunrise-Texas. The designation of "Affiliated" noted beside the director name indicates that the director is an officer or employee of Sunrise-Texas.

Lin Chi-Jung (Affiliated), age 46, is the Chairman, President & Chief Executive Officer, and controlling shareholder of Sunrise-Texas. Mr. Lin has been serving as a director of Sunrise-Texas since October 28, 2003. Mr. Lin also serves as the Chairman of all of the operating subsidiaries under the Sunrise-Texas Group. He founded Shanghai Xin Ji Yang in late 2001 and Shanghai Shang Yang in 2004. In addition, he serves as the President of Sunrise-Cayman, Lin Ray Yang, Shanghai Xin Ji Yang and Shanghai Shang Yang. Mr. Lin is the principal and controlling shareholder of Ace Develop Properties Limited. In addition, Mr. Lin serves as the agent for the beneficial shareholders of Sunrise-Cayman and Lin Ray Yang. Prior to establishing the property business, Mr. Lin started his career and business in the entertainment industry and became a famous actor in Chinese communities around the world, including Mainland China, Taiwan, North America and South East Asia before turning to be a film director, producer, distributor and investor in the mid-90's.

Lin, Chao-Chin (Affiliated), age 56, is one of the co-founders of Xin Ji Yang. He has 28 years of real estate industry experience, particularly in the areas of agency, property investment, and development services. Prior to starting his business in the PRC, he co-founded Taipei Xin Lian Yang Property Co. Ltd. in Taiwan back in the early 1980's, which grew to have contracted sales of NT 120 Billion (approx. US 3.4 billion) and 800 employees. In 2001 he joined Lin Chi-Jung to re-establish his career in China. Currently, Lin Chao-Chin is managing the day-to-day business operation of Xin Ji Yang. Lin Chao-Chin graduated from Taiwan Chung Yuan University with a Bachelors Degree in Business Administration.

Honanyan, Art, age 61, is a Certified Management Accountant (USA). He was on the faculty of three Southern California based MBA programs during the past 11 years. He was Chief Financial Officer and member of the Board of Directors of the California Central Trust Bank and its holding company during between 1983 and 1992. He holds an MBA degree from New York University, New York, NY, USA and a BA degree from George Washington University, Washington, DC, USA.

Chiu Chi-Yuan, age 40, is a former director of Sunrise-Texas and has served as a Senior Vice President since July 14, 2005. Mr. Chiu, Chi-Yuan is the Managing Director of TransCapital Asset Management Ltd. where he has served since 2002. He is also a principal of Marco Partners, Inc., a financial advisory firm. During the period 2001 - 2003, he was Vice President of International Business for Waterland Securities Co., Ltd., Taipei, Taiwan. From 1998 - 2000, he was Vice President of Powerlink Technology Development Co., Ltd., Taipei, Taiwan.

Li Xiao-Gang, age 48, was appointed as an independent director of Sunrise-Texas on November 23, 2004. Mr. Li graduated from Shanghai Finance and Economics University in 1984, and joined the Shanghai Academy of Social and Science. In 1992, he was the deputy director of the Economics Law Consultation Center of the Shanghai Academy. In 2000, he was the Director of the Foreign Investment Research Center of the Academy. From 1992 to the present, Mr. Li served as a Director cum Deputy Secretary-General of the Shanghai Consultation Association.

Chen, Wei Hua, age 32, Taiwan Certified Public Accountant. For the past 5 years, Ms. Chen has been an accountant in the Lian Hua Accounting Firm .

Fu Xuan-Jie, age 55, was appointed as an independent director of Sunrise-Texas on November 23, 2004. Mr. Fu is an attorney and currently practices law in his co-founded firm, Fu Xuan-Jie & Associates Law Office. Prior to establishing his own law firm, Mr. Fu was associated with several other law offices. Mr. Fu specializes in corporate and international law, especially in the areas of international compensation and financial legality cases.

Chen Ren, age 58, was appointed as an independent director to Sunrise-Texas on November 23, 2004. Mr. Chen is currently the general manager of the Shanghai Housing Developing Center, a subsidiary of Shanghai Real Estate Group of Companies. He has been involved in the Shanghai real property market for the past 15 years. Among some of the companies that he has been associated with are:
Shanghai She-ye Property Ltd., Shanghai Rui Nan Property Limited, the General Manager of Shanghai Gong Zhi Jing Center.

Zhang, Xi, age 35, was appointed as an independent director to Sunrise-Texas on August 23, 2005. Mr. Zhang is an Economy Doctor, Senior Economist, Certificated Public Accountant and Certificated Public Valuer. He has served in Shanghai Zhonghua Auditor Company as the manager of International Department, Shanghai Zhangjiang Hi-tech Zone Development Company. Ltd as Vice General Manager and Financial Controller of Shanghai Zhang Jiang Semiconductor Industry Park Co., Ltd as General Manager.

CONFLICTS OF INTEREST

         We believe that our officers and directors will be subject to conflicts of interest. The conflicts of interest arise from their time spent on other businesses unrelated to ours.

FAMILY RELATIONSHIPS

         There are currently no family relationships among the directors, executive officers, or persons nominated or chosen to become the directors or executive officers of Sunrise-Texas.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

         To our knowledge, during the past five (5) years, our officers and directors have: (a) not filed a petition under the federal bankruptcy laws or any state insolvency laws, nor had a receiver, fiscal agent or similar officer appointed by a court for the business or present of such a person, or any partnership in which he was a general partner at or within two (2) years before the time of such filing, or any corporation or business association of which he was an executive officer within two (2) years before the time of such filing;
(b) not been convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) not been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting the following activities: (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director of any investment company, or engaging in or continuing any conduct or practice in connection with such activity; (ii) engaging in any type of business practice; (iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodity laws; (d) not been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described above, or to be associated with persons engaged in any such activity; (e) not been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law and the judgment in such civil action or finding by the Securities and Exchange Commission has not been subsequently reversed, suspended or vacated; (f) not been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.


BOARD COMMITTEES AND MEETINGS

         During the fiscal year ended December 31, 2004, the Board of Directors did not hold any meetings. However, the Board of Directors did enter into three Unanimous Consents to Corporate Action. The Board's Audit and Compensation Committees did not hold any meetings during 2004.

         During the nine months ended September 30, 2005, the Board of Directors held 2 meetings and entered into 11 Unanimous Consents to Corporate Action. Each director attended 100% of the meetings of the Board of Directors held during the period for which he was a Director. The Board's Audit Committee met once and the Compensation Committee and the Governance and Nominating Committee did not hold any meetings during 2005.

The Board's compensation committee consists of Lin Chao Chin, Li Xiao Gang and Fu Xuan Jie. The Board's audit committee consists of Zhang Xi, Li Xiao Gang and Fu Xuan Jie, withZhang Xiserving as the Audit Committee's financial expert. The Board's Governance and Nominating Committee consists of Lin Chao Chin, Li Xiao Gang and Fu Xuan Jie.


COMPENSATION OF DIRECTORS

         During fiscal year ended December 31, 2005, each member of the Board of Directors received cash compensation for their services as Directors: Chen, Wei
Hua received $6,292; Zhang, Xi received $5,416; and the remaining five directors each received $14,670. The Directors were also reimbursed for their reasonable expenses incurred in connection with attendance at meetings of the Board of Directors and its committees.

LIMITATIONS ON DIRECTORS' LIABILITY AND INDEMNIFICATION

         The Sunrise-Texas Articles of Incorporation allows member of the Board of Directors to directly or indirectly contract with Sunrise-Texas for his or her benefit if the transaction and the member's interest therein is known to the other directors or shareholders who approve the transaction. Sunrise-Texas may indemnify its officers and directors to the extent permitted by the Texas
Business Corporation Act.


EXECUTIVE COMPENSATION AND OTHER INFORMATION

         The following  table sets forth  information for the fiscal years ended
December 31, 2005, 2004 and 2003 concerning  compensation of our Chief Executive
Officer and each of our other compensated executive officers whose compensation was in excess of US $100,000.

Summary Compensation Table   In US Dollars
                                                                            Long Term Compensation

                                   ---------------------------------   Awards       Payouts
                                              Annual Compensation
         (a)                (b)      (c)      (d)          (e)          (f)           (g)           (h)          (i)
                            Year   Salary    Bonus     Other Annual  Restricted    Securities       LTIP       All Other
                                                       Compensation  Stock         Underlying     Payouts    Compensation
                                                                      Award(s)    Options/SARs
Name and Principal          ($)      ($)      ($)          ($)          (#)           ($)          ($)
Position [1]

Lin, Chi-Jung, CEO,         2005   154,034     0         100,244         0             0             0            0
President & Chairman        2004   86,509   282,728      134,115         0             0             0            0
(appointed on Oct 11,       2003   44,468      0          14,499         0             0             0            0
2004)



Lin, Chao-Chin,             2005   154,034     0         100,244         0             0             0            0
Senior Vice President       2004   55,096   282,728      108,742         0             0             0            0
and Vice Chairman           2003   41,080      0          14,499         0             0             0            0


Chiu, Chi-Yuan,             2005   25,592      0            0            0             0             0            0
(CEO   Oct 28 2003 to       2004      0        0            0            0             0             0            0
Oct 11, 2004)               2003      0        0            0            0             0             0            0

Honanyan, Art,              2005   35,870    5,217        8,200          0             0             0            0
(CFO,   appointed on        2004      0        0            0            0             0             0            0
Apr. 25 2005)               2003      0        0            0            0             0             0            0


Lin Chi-Jung and Lin Chao-Chin each received a  discretionary  bonus of $282,728 for fiscal year 2004,  but paid in 2005.  This  incentive was  attributed to the initial management team members for their valuable contribution to Sunrise-Texas. It was calculated at 0.2% of the total value of properties sold in 2004.

Lin, Chi-Jung received a housing allowance of $115,991 and a promotional fee of $18,124 during the year 2004.

Compensation data for 2003, 2004 and 2005 are all on accrual basis.


Lin Chi-Jung and Lin Chao-Chin  each received,  on a cash basis,  the directors'
fees  of  $14,670  during  2005.   These  amounts  are  included  in  the  above
Compensation  Table in the  salary  column.  The  directors  fees that these two gentlemen  received in 2004 and 2003 are also  included in the salary column for those respective years.

EMPLOYEE INCENTIVE STOCK OPTIONS/SAR GRANTS

         We do not have any stock option, retirement, pension or profit sharing plans for the benefit of our officers, directors or employees. Accordingly, no individual grants of stock options, whether or not in tandem with Stock
Appreciation Rights ("SARs") and freestanding SARs have been made to any executive officer or any director since our inception, and no stock options have been exercised by any of our officers or directors in any fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Chang,  Shu-Ching,  a former director of Sunrise-Texas  has contributed
$277,895 into a co-operation agreement with Sunrise-Texas to jointly carry out the Sovereign Building Project. This cash participation was used as a portion of the $2,416,480 Performance Guarantee Deposit paid to SIP HI-Dragon Real Estate
Development Co., Ltd. for participation in the Sovereign Building Project. It represents an investment risk sharing participation of the former director into the project, whereby the director will share the investment risk and profit of the project via an agreed upon proportionate profit sharing scheme. This cash advance bears no interest rate and will be fully paid off upon the fulfillment of the underwriting contract, however if the underwriting contract fails to deliver its return, this amount will not be paid off.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

         The following tables set forth information concerning the holdings of each person known to Sunrise-Texas to be the beneficial owner of more than five percent (5%) of our common stock, of each director and named executive officer, and of all of Sunrise-Texas's directors and executive officers as a group. The respective director, officer or shareholder furnished all information with respect to beneficial ownership to Sunrise-Texas.

Security Ownership of Certain Beneficial Owners and Management

----------------- ---------------------------------------- ------------------------------ ---------------
                                                                                               (1)
 Title of Class    Name and Address of Beneficial Owner        Amount and Nature of         Percent of
                                                               Beneficial Ownership           Class
----------------- ---------------------------------------- ------------------------------ ---------------
  Common Stock    Lin   Chi-Jung,   CEO,   President  and       8,760,000 shares (2)           38.6%
                  Chairman  11F,  No. 249, Sec 1, Fushing
                  S  Rd.,  Da-an  District,  Taipei  City
                  106, Taiwan R.O.C
  Common Stock    Directors and  Executive  Officers as a
                  group                                         9,790,000 shares (2)           42.6%
----------------- ---------------------------------------- ------------------------------ ---------------

         (1) Percentage is based on 22,996,614 shares of common stock outstanding as at January 31, 2006.
         (2) Includes 8,760,000 shares owned by Ace Develop Properties Limited, of which Mr. Lin Chi-Jung is the sole owner. and 1,030,000 shares owned by Marco Partners, Inc., of which Chiu, Chi-Yuan, Senior Vice President of Sunrise-Texas, is a principal.



Changes in Control

         There are no present arrangements or pledges of our securities that may result in a change in control of Sunrise-Texas.


                           DESCRIPTION OF COMMON STOCK

         Sunrise-Texas has authority to issue 200,000,000 shares of common stock, par value $0.01 per share. Holders of common stock are entitled to one vote per share and to receive dividends or other distributions when, and if, declared by the board of directors. As of the date of this prospectus, there were 22,996,614 shares of common stock outstanding.

                                  LEGAL MATTERS

         Carl A. Generes, Esq., Dallas, Texas, will pass upon the validity of the common stock offered by this prospectus.

                                     EXPERTS

         The financial statements included in the Prospectus have been audited by BDO McCabe Lo & Company (reorganized as BDO McCabe Lo Limited on August 1,
2005), an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases like "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "the Company believes," "the Company intends," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties, which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus or incorporated by reference.

         Because the factors discussed in this prospectus could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on behalf of us, you should not place undue reliance on any such forward-looking statements.

         Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                       WHERE YOU CAN GET MORE INFORMATION

         We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's website at "http:\\www.sec.gov."

         We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer of these securities in any state where an offer is not permitted. The information in this prospectus is current as of the date of this prospectus. You should not assume that this prospectus is accurate as of any other date.

                        CONSOLIDATED FINANCIAL STATEMENTS


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page



Audited Financial Statements

Reports of Independent Registered Public Accounting Firm.....................F-1

Consolidated Balance Sheet - December 31, 2004 and 2003......................F-2

Consolidated Statements of Operations - December 31, 2004 and 2003...........F-3

Consolidated Statements of Stockholders' Equity - December 31, 2004
     and 2003................................................................F-4

Consolidated Statements of Cash Flows - December 31, 2004 and 2003...........F-5

Notes to Consolidated Financial Statements - December 31, 2004
     and 2003.........................................................F-6 - F-14


Unaudited Financial Statements

Consolidated Balance Sheet - September 30, 2005 and December 31, 2004.......F-15

Consolidated Statements of Operations - Three Months Ended September 30,
     2005 and 2004 & Nine Months Ended September 30, 2005 and 2004..........F-16

Consolidated Statement of Cash Flows - Nine Months Ended September 30, 2005
      and 2004..............................................................F-17

Notes to Consolidated Financial Statements - Three and Nine Months Ended
     September 30, 2005 and 2004
     (Unaudited).....................................................F-18 - F-24

             Report of Independent Registered Public Accounting Firm


To the Board of Directors of
Sunrise Real Estate Development Group, Inc.


We have audited the accompanying consolidated balance sheets of Sunrise Real Estate Development Group, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. The audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sunrise Real Estate Development Group, Inc. as of December 31, 2004 and 2003 and the results of its consolidated operations and cash flows for the years ended December 31, 2004 and 2003, in conformity with generally accepted accounting principles in the United States of America.









BDO McCabe Lo & Company



Hong Kong, March 21, 2005


                   Sunrise Real Estate Development Group, Inc.

                           Consolidated Balance Sheet

(Expressed in US Dollars)

                                                              December 31,   December 31,
                                                                  2004           2003
                                                              ------------   ------------
ASSETS

Current assets
  Cash and cash equivalents                                   $    969,913   $  1,279,759
  Accounts receivable (Note 3)                                   2,280,172        348,528
  Promissory deposits (Note 4)                                   2,784,994         36,247
  Other receivables and deposits (Note 5)                          362,586        102,549
                                                              ------------   ------------

  Total current assets                                           6,397,665      1,767,083

Plant and equipment - net (Note 6)                                 596,685        200,241
Deposits for acquisitions of properties (Note 7)                 1,480,036           --
Goodwill (Note 8)                                                  183,029           --
                                                              ------------   ------------
Total assets                                                  $  8,657,415   $  1,967,324
                                                              ------------   ------------


LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities
  Bank loan (Note 9)                                          $    276,084   $       --
  Promissory note payable (Note 10)                              1,000,000           --
  Accounts payable                                                 193,762        120,632
  Venture deposits (Note 11)                                       972,633           --
  Customer deposits                                                   --           22,451
  Amount due to director (Note 12)                                  59,167           --
  Other payables and accrued expenses (Note 13)                  1,620,980        154,238
  Other tax payable (Note 14)                                      114,747         17,698
  Income tax payable (Note 15)                                      56,575        117,184
  Dividends payable                                                   --          543,708
                                                              ------------   ------------
  Total current liabilities                                      4,293,948        975,911
                                                              ------------   ------------

Commitments and contingencies (Note 16)                               --             --

Long-term bank loan (Note 9)                                     1,203,952           --

Minority interest                                                    3,948           --

Stockholders' equity
  Common stock, par value $0.01 per share;
    200,000,000 shares authorized; 21,636,614 and
     15,000,000 shares issued and outstanding, respectively        216,366        150,000
   Additional paid-in capital                                    2,233,844        200,000
  Statutory reserve (Note 17)                                      175,004        143,163
  Retained earnings                                                530,353        498,250
                                                              ------------   ------------
  Total stockholders' equity                                     3,155,567        991,413
                                                              ------------   ------------

Total liabilities and stockholders' equity                    $  8,657,415   $  1,967,324
                                                              ============   ============


                 See accompanying notes to financial statements.

                   Sunrise Real Estate Development Group, Inc.

                      Consolidated Statements of Operations

(Expressed in US Dollars)



                                                     Years Ended December 31,
                                                       2004            2003
                                                   ------------    ------------


Net revenue                                        $  7,723,641    $  5,297,422

Cost of revenue                                      (4,162,762)     (2,331,320)
                                                   ------------    ------------

Gross profit                                          3,560,879       2,966,102

Operating expenses                                   (1,048,574)       (755,313)

General and administrative expenses                  (2,335,714)       (709,988)
                                                   ------------    ------------

Operating profit                                        176,591       1,500,801

Interest income                                           7,887           2,859

Other income, net                                        54,891          12,393

Finance expenses                                        (23,333)           --
                                                   ------------    ------------

Profit before income tax and minority interest          216,036       1,516,053

Income tax (Note 15)                                   (164,174)       (239,138)
                                                   ------------    ------------

Profit before minority interest                          51,862       1,276,915

Minority interest                                        12,082            --
                                                   ------------    ------------

Net profit                                         $     63,944    $  1,276,915
                                                   ============    ============

Earnings per share - basic and diluted             $      0.004    $      0.085
                                                   ============    ============

Weighted average common shares outstanding
     - basic                                         16,600,060      15,000,000
                                                   ============    ============




                 See accompanying notes to financial statements.


                   Sunrise Real Estate Development Group, Inc.

                 Consolidated Statements of Stockholders' Equity

(Expressed in US Dollars)
                                            Common Stock
                                      -------------------------
                                                                                                Retained
                                         Number                   Additional                    earnings/        Total
                                       of share                     paid-in      Statutory    (accumulated    stockholders'
                                        issued         Amount       capital       reserve        losses)         equity
                                      -----------   -----------   -----------   -----------   ------------    -------------
Balance, December 31, 2002
  (Recapitalization of CY-SRRE and
    LRY) (Note 1)                      15,000,000   $   150,000   $   200,000   $    13,340   $   (105,134)   $     258,206

     Net profit for the year                 --            --            --            --        1,276,915        1,276,915

Transfer between reserves                    --            --            --         129,823       (129,823)            --

Dividends                                    --            --            --            --         (543,708)        (543,708)
                                      -----------   -----------   -----------   -----------   ------------    -------------

Balance, December 31, 2003             15,000,000   $   150,000   $   200,000   $   143,163   $    498,250    $     991,413

Issuance of common stock in respect
of reverse acquisition                  6,636,614        66,366        33,844          --             --            100,210

Recapitalization of LRY (Note 1)             --            --       2,000,000          --             --          2,000,000

Net profit for the year                      --            --            --            --           63,944           63,944

Transfer between reserves                    --            --            --          31,841        (31,841)            --
                                      -----------   -----------   -----------   -----------   ------------    -------------

Balance, December 31, 2004             21,636,614   $   216,366   $ 2,233,844   $   175,004   $    530,353    $   3,155,567
                                      ===========   ===========   ===========   ===========   ============    =============
















          See accompanying notes to consolidated financial statements.


                   Sunrise Real Estate Development Group, Inc.

                      Consolidated Statements of Cash Flows
                Increase/(Decrease) in Cash and Cash Equivalents

(Expressed in US Dollars)
                                                             Years Ended December 31,
                                                                2004           2003
                                                            -----------    -----------
Cash flows from operating activities
  Net income                                                $    63,944    $ 1,276,915
Adjustments to reconcile net income to
net cash /provided by operating activities
Depreciation of plant and equipment                              81,602         29,193
Minority interest                                               (12,082)          --
Change in:
  Accounts receivable                                        (1,931,644)      (256,338)
  Promissory deposits                                        (2,748,747)          --
  Other receivables and deposits                               (256,935)       (47,214)
  Amount due from related party                                    --            8,272
  Accounts payable                                               59,075        117,611
  Venture deposits                                              972,633           --
  Customer deposits                                             (22,451)          --
  Other payables and accrued expenses                         1,451,144        137,049
  Other tax payable                                              97,049         13,073
  Income tax payable                                            (60,609)        89,096
                                                            -----------    -----------

Net cash (used in)/provided by operating activities          (2,307,021)     1,367,657
                                                            -----------    -----------


Cash flows from investing activities
Acquisition of plant and equipment                             (451,451)      (108,099)
Deposits for acquisition of properties                       (1,480,036)          --
Cash increase due to reverse acquisition by CY-SRRE & LRY       118,797           --
Acquisition of interest in subsidiary (Note 18)                (193,180)          --
                                                            -----------    -----------

Net cash used in investing activities                        (2,005,870)      (108,099)
                                                            -----------    -----------


Cash flows from financing activities
New bank loan obtained                                        1,480,036           --
Increase in promissory note payable                           1,000,000           --
Recapitalization of LRY                                       2,000,000           --
Capital contribution from minority interest                      12,082           --
Dividends paid                                                 (543,708)          --
Advances from/(repayments to) directors                          54,635       (233,011)
                                                            -----------    -----------

Net cash provided by/(used in) financing activities           4,003,045       (233,011)
                                                            -----------    -----------

Net (decrease)/increase in cash and cash equivalents           (309,846)     1,026,547

Cash and cash equivalents at beginning of year                1,279,759        253,212
                                                            -----------    -----------

Cash and cash equivalents at end of year                    $   969,913    $ 1,279,759
                                                            ===========    ===========

Supplemental disclosure of cash flow information
Cash paid during the year:
Income tax paid                                                 224,783        150,042

Non-cash activities:
Accrued dividends                                                  --          543,708





                See accompanying notes to financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003

(Expressed in US Dollars)


NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Sunrise Real Estate Development Group, Inc. ("CY-SRRE") was established in the Cayman Islands on April 30, 2004 as a limited liability company. CY-SRRE was wholly owned by Ace Develop Properties Limited ("Ace Develop"), of which Lin Chi-Jung, an individual, is the principal and controlling shareholder. Shanghai Xin Ji Yang Real Estate Consultation Company Limited ("SHXJY") was established in the People's Republic of China (the "PRC") on August 14, 2001 as a limited liability company. SHXJY was originally owned by a Taiwanese company, of which the principal and controlling shareholder was Lin Chi-Jung. On June 8, 2004, all the fully paid up capital of SHXJY was transferred to CY-SRRE. On June 25, 2004 SHXJY and two individuals established a subsidiary, namely, Suzhou Xin Ji Yang Real Estate Consultation Company Limited ("SZXJY") in the PRC. SHXJY holds 90% of equity interest in SZXJY. On December 24, 2004, SHXJY acquired 85% of equity interest in Beijing Xin Ji Yang Real Estate Consultation Company Limited ("BJXJY"), a PRC company incorporated on April 16, 2003 with limited liability.

LIN RAY YANG Enterprise Ltd. ("LRY") was established in the British Virgin Islands on November 13, 2003 as a limited liability company. LRY was owned by Ace Develop, Planet Technology Corporation ("Planet Tech") and Systems & Technology Corporation ("Systems Tech"). On February 5, 2004, LRY established a wholly owned subsidiary, Shanghai Shang Yang Real Estate Consultation Company Limited ("SHSY") in the People's Republic of China (the "PRC") as a limited liability company.

SHXJY, SZXJY, BJXJY and SHSY commenced operations in November 2001, June 2004, January 2004 and February 2004 respectively. Each of SXJY, SZXJY, BJXJY and SHSY has been granted a twenty years operation period which can be extended with approvals from relevant PRC authorities.

On August 31, 2004, Sunrise Real Estate Development Group, Inc. ("SRRE"), CY-SRRE and Lin Chi-Jung, an individual and agent for the beneficial shareholder of CY-SRRE, i.e. Ace Develop, entered into an exchange agreement that SRRE issue 5,000,000 shares of common stock to the beneficial shareholder or its designees, in exchange for all outstanding capital stock of CY-SRRE. The transaction was closed on October 5, 2004. Lin Chi-Jung is Chairman of the Board of Directors of SRRE, the President of CY-SRRE and the principal and controlling shareholder of Ace Develop.

On August 31, 2004, SRRE, LRY and Lin Chi-Jung, an individual and agent for beneficial shareholders of LRY, i.e. Ace Develop, Planet Tech and Systems Tech, entered into an exchange agreement that SRRE issue 10,000,000 shares of common stock to the beneficial shareholders, or their designees, in exchange for all outstanding capital stock of LRY. The transaction was closed on October 5, 2004. Lin Chi-Jung is Chairman of the Board of Directors of SRRE, the President of LRY and the principal and controlling shareholder of Ace Develop. Regarding the 10,000,000 shares of common stock of SRRE issued in this transaction, 8,500,000 shares were issued to Ace Develop, 750,000 shares were issued to Planet Tech and 750,000 shares were issued to Systems Tech.

As a result of the acquisition, the former owners of CY-SRRE and LRY hold a majority interest in the combined entity. Generally accepted accounting principles require in certain circumstances that a company whose stockholders retain the majority voting interest in the combined business to be treated as the acquirer for financial reporting purposes. Accordingly, the acquisition has been accounted for as a "reverse acquisition" arrangement whereby CY-SRRE and LRY are deemed to have purchased SRRE. However, SRRE remains the legal entity and the Registrant for Securities and Exchange Commission reporting purposes. The historical financial statements prior to October 5, 2004 are those of CY-SRRE and LRY and their subsidiaries. All shares and per share data prior to the acquisition have been restated to reflect the stock issuance as a recapitalization of CY-SRRE and LRY.

SRRE was initially incorporated in Texas on October 10, 1996, under the name of Parallax Entertainment, Inc. ("Parallax"). On December 12, 2003, Parallax changed its name to Sunrise Real Estate Development Group, Inc.

SRRE and its subsidiaries, namely, CY-SRRE, LRY, SHXJY, SZXJY, BJXJY and SHSY are collectively referred to as "the Company" hereafter.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003



The principal activities of the Company are the provision of property broking services and real estate marketing services in Mainland China.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting and Principles of Consolidation
---------------------------------------------------

The consolidated financial statements are prepared in accordance with generally accepted accounting principals in the United States of America and present the financial statements of SRRE and its subsidiaries, CY-SRRE, LRY, SHXJY, SZXJY, BJXJY and SHSY. All significant inter-company transactions and balances have been eliminated.

Foreign Currency Translation and Transactions
---------------------------------------------

The functional currency of SRRE, CY-SRRE and LRY is US$ and the financial records are maintained and the financial statements prepared in US$. The functional currency of SHXJY, SZXJY, BJXJY and SHSY is Renminbi (RMB) and the financial records are maintained and the financial statements prepared in RMB.

Foreign currency transactions during the period are translated into each company's denominated currency at the exchange rates ruling at the transaction dates. Gain and loss resulting from foreign currency transactions are included in the consolidated statement of operations. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated into each company's denominated currency at period end exchange rates. All exchange differences are dealt with in the consolidated statements of operations.

For the purpose of preparing the Company's consolidated financial statements, the financial statements in RMB have been translated into United States Dollars at US$1.00 = RMB8.28, translation adjustments would be included as a component of stockholders' equity.

Exchange rate between US$ and RMB is fairly stable during the years presented. The rates ruling as of December 31, 2004 and 2003 are US$1: RMB8.28 and US$1:
RMB8.28, respectively. Due to the stability of the exchange rates, there were no net adjustments in stockholders' equity.

Plant, Equipment and Depreciation
---------------------------------

Plant and equipment are stated at cost. Depreciation is computed using the straight-line method to allocate the cost of depreciable assets over the estimated useful lives of the assets as follows:
                                                                Estimated Useful
                                                                 Life (in years)
                                                                ----------------

Furniture and fixtures                                                5-10
Computer and office equipment                                          5
Motor vehicles                                                         5

Maintenance, repairs and minor renewals are charged directly to the statement of operations as incurred. Additions and betterments are capitalized. When assets are disposed of, the related cost and accumulated depreciation thereon are removed from the accounts and any resulting gain or loss is included in the statement of operations.

Long-lived Assets
-----------------

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. The Company does not perform a periodic assessment of assets for impairment in the absence of such information or indicators. Conditions that would necessitate an impairment assessment include a significant decline in the

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003



observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, the Company measures fair value based on quoted market prices or based on discounted estimates of future cash flows.


Use of Estimates
----------------

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Fair Values of Financial Instruments
------------------------------------

The carrying amounts of certain financial instruments approximate their fair values as of December 31, 2004 and 2003 because of the relatively short-term maturity of these instruments.

Allowance for Doubtful Accounts
-------------------------------

The Company records an allowance for doubtful accounts based on specifically identified amounts that the Company believes to be uncollectible. The Company has a limited number of customers with individually large amounts due at any given balance sheet date. Any unanticipated change in one of those customers' credit worthiness or other matters affecting the collectibility of amounts due from such customers could have a material affect on the results of operations in the period in which such changes or events occur. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

Cash and Cash Equivalents
-------------------------

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

Advertising Costs
-----------------

All advertising costs incurred in the promotion of the Company's real estate projects are expensed as incurred. Advertising expenses were $1,067,712 and $17,467 for 2004 and 2003 respectively.

Revenue Recognition
-------------------

Agency commission revenue from property brokerage and marketing services is recognised when the property developer and the buyer complete a property sales transactions, which is normally at the time when the property developer receives from the buyer a portion of the sales proceeds in accordance with the terms of the relevant property sales agreement.

Revenue from marketing consultancy services is recognized when services are provided to clients.

Net Earnings per Common Share
-----------------------------

The Company computes net earnings per share in accordance with SFAS No. 128, "Earnings per Share". Under the provisions of SFAS No. 128, basic net earnings per share is computed by dividing the net earnings available to common shareholders for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net earnings per share gives effect to common stock equivalents, however, potential common stock in the diluted EPS computation are excluded in net loss periods, as their effect is anti-dilutive.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


Income Taxes
------------


The Company accounts for income taxes in accordance with SFAS No. 109 "Accounting for Income Taxes". Under SFAS No. 109, deferred tax liabilities or assets at the end of each period are determined using the tax rate expected to be in effect when taxes are actually paid or recovered. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

NOTE 3 - ACCOUNTS RECEIVABLES AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

Accounts receivable are customer obligations due under normal trade terms. The Company performs continuing credit evaluations of the customers' financial condition and the Company generally does not require collateral.

Senior management reviews accounts receivable from time to time to determine if any receivables will potentially be uncollectible. The Company includes any account receivable balances that are determined to be uncollectible in the allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on the information available to the Company, for the year ended December 31, 2004 account receivable balances of $Nil (2003: $26,714) were written off against the allowance. As of December 31, 2004 and 2003, there was no balance of allowance for doubtful accounts.

NOTE 4 - PROMISSORY DEPOSITS

The balance includes a promissory deposit of US$2,416,480 related to a property underwriting agreement (the "Property Underwriting Agreement") entered into by the Company with a property developer in Suzhou, the PRC. According to the Property Underwriting Agreement, the Company acts as its sole distribution agent for a commercial building under development in Suzhou (the "Suzhou Property Underwriting Project"); and has placed the foregoing promissory deposit to the property developer until all the properties are sold within the underwriting period from September 26, 2004 to November 25, 2005.

NOTE 5 - OTHER RECEIVABLES AND DEPOSITS

                                                    December 31,   December 31,
                                                        2004           2003
                                                    ------------   ------------

Other receivables                                   $    291,199   $     53,668
Advances to staff                                         21,699         24,342
Rental deposits                                           49,688         24,539

                                                    ------------   ------------
                                                    $    362,586   $    102,549
                                                    ============   ============


NOTE 6 - PLANT AND EQUIPMENT, NET

                                                   December 31,    December 31,
                                                       2004            2003
                                                   ------------    ------------

Furniture and fixtures                             $     50,924    $     30,996
Computer and office equipment                           143,683          56,752
Motor vehicles                                          519,645         146,296
                                                   ------------    ------------

                                                        714,252         234,044
Less: Accumulated depreciation                         (117,567)        (33,803)
                                                   ------------    ------------

                                                   $    596,685    $    200,241
                                                   ============    ============

NOTE 7 - DEPOSITS FOR ACQUISITIONS OF PROPERTIES

On November 18, 2004, the Company entered into sales and purchase agreements to acquire two floors of the Suzhou Property Underwriting Project mentioned in Note 4 above at a total consideration of $2.96 million for long-term retention. A

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003



5-year mortgage loan (Note 9) of $1.48 million has been borrowed from a bank to pay for the deposits in December 2004. The remaining balance of $1.48 million will be payable in November 2005. In accordance with the sales and purchase agreements, the properties under development will be completed on or before March 31, 2006.

NOTE 8 - GOODWILL

The Company accounted for the acquisition of BJXJY as described in Note 1 in accordance with SFAS No. 141 "Business Combinations", which resulted in the recognition of goodwill. Goodwill represents the excess of acquisition cost over the estimated fair value of the net assets acquired as of 24 December 2004. The portion of the purchase price allocated to goodwill was $183,029.

No amortization of goodwill was necessary in accordance with SFAS No. 142 "Goodwill and other Intangible Assets".

The Company test goodwill for impairment annually during the forth quarter of each fiscal year using a fair value approach, in accordance with the provisions of SFAS 142. As of December 31, 2004, the Company completed the annual impairment test. Based on the result of the first step of the test, the Company believes that there was no impairment of goodwill as of December 31, 2004. If an event occurs or circumstances change that would more likely than not reduce the fair value of the Company below its carrying value, goodwill will be evaluated for impairment between annual tests.


NOTE 9 - BANK LOAN

The bank loan is a 5-year loan bears interest at a rate of 0.4875% per month. The bank loan is guaranteed by the developer as mentioned in Note 4 above; and will then be secured by the properties once the title of the properties is transferred to the Company.

NOTE 10 - PROMISSORY NOTE PAYABLE

The amount is unsecured and bears interest at a rate of 5% per annum. The promissory note will be repayable on December 31, 2005.

NOTE 11 - VENTURE DEPOSITS

The Company has entered into co-operation agreements with two venturers, one of them is an independent third party; the other one is one of the Company's directors, Chang Shu-Ching, to jointly carry out the Suzhou Property Underwriting Project mentioned in Note 4 above. According to the co-operation agreements, the Company, Chang Shu-Ching and the other venturer are entitled to share 65%, 10% and 25% of the net results of the Suzhou Property Underwriting Project, respectively. Venture deposits have been received from the venturers and will not be repayable until the completion of the Suzhou Property Underwriting Project in November 2005.

NOTE 12 - RELATED PARTY

A related party is an entity that can control or significantly influence the management or operating policies of another entity to the extent one of the entities may be prevented from pursuing its own interests. A related party may also be any party the entity deals with that can exercise that control.

Amounts Due to Director

The Company, from time to time, receives from and repays to the director. The amount due to director does not bear any interest, unsecured, and does not have clearly defined terms of repayment.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003




NOTE 13 - OTHER PAYABLES AND ACCRUED EXPENSES

                                                    December 31,   December 31,
                                                        2004           2003
                                                    ------------   ------------

Accrued staff commission & bonus                    $  1,167,283   $     59,336
Other payables                                           223,573         56,967
Accrued commission                                       192,279           --
Other accrued expenses                                    37,845         37,935
                                                    ------------   ------------

                                                    $  1,620,980   $    154,238
                                                    ============   ============


NOTE 14 - OTHER TAX PAYABLE

Other tax payable represents business tax which is charged at a rate of 5% on the revenue from services.

NOTE 15 - INCOME TAX

Enterprise Income Tax ("EIT") in the PRC is generally charged at 33% of the assessable profit. According to the relevant PRC tax rules and regulations, SHXJY and SHSY are companies registered in Shanghai Pudong Development Zone that are entitled to a lower EIT rate of 15%. Whereas SZXJY and BJXJY are subject to EIT rate of 33%.

Income tax represents current PRC income tax, which is calculated at the statutory income tax rate on the assessable income for the year ended December 31, 2004 and 2003.

The provision for income tax consisted of:

                                                      Years Ended December 31,
                                                        2004           2003
                                                    ------------   ------------

Current PRC corporate income tax                    $    164,174   $    239,138
Deferred tax                                                --         --
                                                    ------------   ------------

Provision for income tax                            $    164,174   $    239,138
                                                    ============   ============

Reconciliation between the provision for income taxes computed by applying the statutory tax rate in Mainland China to income before income taxes and the actual provision for income taxes is as follows:

                                                            Years Ended
                                                            December 31,
                                                        2004           2003
                                                    ------------   ------------

Provision for income taxes at statutory tax rate    $     71,291   $   500,297
Tax concessions                                          (94,870)     (272,889)
Permanent difference                                      (8,645)       11,730
Increase in valuation allowances                         196,398          --
                                                    ------------   ------------

Effective tax                                       $    164,174   $    239,138
                                                    ============   ============


The components of deferred tax assets are as follows:

                                                    December 31,   December 31,
                                                        2004           2003
                                                    ------------   ------------

Net operating loss carried forwards                 $    267,456           --
Less: Valuation allowances                              (267,456)          --
                                                    ------------   ------------

                                                    $       --     $
                                                    ============   ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003



NOTE 16 - COMMITMENTS AND CONTINGENCIES

Operating Lease Commitment

During the years ended December 31, 2004 and 2003, the Company incurred lease expenses amounting to $342,067 and $186,030 respectively. As of December 31, 2004, the Company had commitments under operating leases, requiring annual minimum rentals as follows:

                                                                    December 31,
                                                                        2004
                                                                    ------------

January 1, 2005 to December 31, 2005                                $    230,703
January 1, 2006 to December 31, 2007                                      55,572
                                                                    ------------

                                                                    $    286,275
                                                                    ============


Property Underwriting Commitment

As of December 31, 2004, the Company had commitment under the Property Underwriting Agreement mentioned in Note 4 above as follows:

                                                     December 31,   December 31,
                                                         2004           2003
                                                     ------------   ------------

Property underwriting commitment                     $ 47,457,254   $       --
                                                     ============   ============


The management of the Company believes that all the properties will be sold within the underwriting period.

Capital Commitments

As of December 31, 2004, the Company had capital commitments for the acquisition of properties as follows:

                                                     December 31,   December 31,
                                                         2004           2003
                                                    -------------   ------------

Commitments for the acquisition of properties       $   1,480,036   $       --
                                                    =============   ============


The Company is not aware of any liability relating to federal, state, and local environmental laws, ordinances, and regulations that would have a material adverse effect on its business, financial position, or results of operations.

The Company is also party to various claims and routine litigation arising in the ordinary course of business. We do not believe that the results of such claims and litigation, individually or in the aggregate, will have a material adverse effect on our business, financial position, or results of operations.

NOTE 17 - STATUTORY RESERVE

According to the relevant enterprises regulations in the PRC, a PRC company is required to transfer a least 10% of its profit after taxation, as determined under accounting principles generally accepted in the PRC, to the statutory reserve until the balance reaches 50% of its registered capital. The statutory reserve can be used to make good losses or to increase the capital of the relevant company.

NOTE 18 - ACQUISITION OF INTEREST IN SUBSIDIARY

In early 2004, BJXJY won an agency contract regarding the distribution of a real estate project, namely, De Paris, in Beijing. Thereafter, the management of BJXJY invited the Company to participate in the project by investing in BJXJY. The management of the Company decided to acquire 85% equity interest in BJXJY because of the following reasons:

         a) to participate in the De Paris project which is considered to be profitable; and
         b)       to develop the Company's property broking business in Beijing.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003






Net assets acquired:

Cash and bank balances                                                $  12,220
Other receivables, deposits and prepayments                               3,102
Plant and equipment                                                      26,595
Other payables and accrued expenses                                     (15,598)
Minority interest                                                        (3,948)
                                                                      ---------

                                                                         22,371
         Goodwill on acquisition                                        183,029
                                                                      ---------
                                                                      $ 205,400
                                                                      =========

Satisfied by:
Cash consideration                                                    $ 205,400
                                                                      =========

Analysis of the net outflow of cash and cash equivalents in respect of the acquisition of interest in subsidiary:

Cash consideration                                                    $(205,400)
Cash and bank balances acquired                                          12,220
                                                                      ---------
                                                                      $(193,180)
                                                                      =========


Pro-forma information:

The following table reflects the results of operations on a pro-forma basis as if the acquisition of BJXJY had occurred at the beginning of the respective periods shown.

                                                       Years Ended December 31,
                                                         2004           2003
                                                      -----------    -----------
                                                      (Unaudited)    (Unaudited)

Net revenue                                           $ 7,723,641    $ 5,297,422
                                                      -----------    -----------

Net (loss)/income                                     $   (99,234)   $ 1,276,915
                                                      -----------    -----------

(Loss)/earnings per share - basic and diluted         $    (0.005)   $     0.059
                                                      ===========    ===========


The pro-forma financial information is not necessarily indicative of the operating results that would have occurred had the acquisition been consummated as of the dates indicated, nor are they necessarily indicative of the future operating results.

NOTE 19 - CONCENTRATION OF CUSTOMERS

During the years ended December 31, 2004 and 2003, the following customers accounted for more than 10% of total net revenue:

                                                              Percentage of
                      Percentage of Net Sales              Accounts Receivable
                      Years Ended December 31,           Years Ended December 31,
                      2004                2003          2004                  2003
                   ------------        -----------   -----------            ----------
Customer A             30%                 *            85%                     *
Customer B             10%                18%            *                      *
Customer C              *                 15%            *                     31%
Customer D              *                 14%            *                      *
Customer E              *                 10%            *                     44%

                  * less than 10%

NOTE 20 - SUBSEQUENT EVENT

On January 10, 2005, the Company established a new subsidiary, namely, Suzhou Gao Feng Hui Property Management Co., Ltd. ("SZGFH"), with a PRC third party. The registered capital of SZGFH is $300,000. The Company's equity interest in SZGFH is 80%. The principal activities of SZGFH are the provision of property leasing service and property management service. SZGFH commenced operations in January 2005.

                Sunrise-Texas Real Estate Development Group, Inc.

                           Consolidated Balance Sheet

(Expressed in US Dollars)

                                                   September 30,    December 31,
                                                        2005            2004
                                                   -------------   -------------
                                                           (Unaudited)
                                                   -----------------------------
ASSETS

Current assets
  Cash and cash equivalents                        $     922,141   $     969,913
  Accounts receivable                                  1,491,659       2,280,172
  Promissory deposits (Note 3)                         2,718,735       2,784,994
  Other receivables and deposits (Note 4)                430,497         362,586
                                                   -------------   -------------

  Total current assets                                 5,563,032       6,397,665

Plant and equipment - net (Note 5)                       560,190         596,685
Deposits for acquisitions of properties (Note 6)       2,330,821       1,480,036
Goodwill                                                 187,203         183,029
                                                   -------------   -------------

Total assets                                       $   8,641,246   $   8,657,415
                                                   =============   =============

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
  Bank loan (Note 7)                               $     280,501   $     276,084
  Promissory notes payable (Note 8)                    1,123,579       1,000,000
  Accounts payable                                         2,649         193,762
  Venture deposits (Note 9)                              994,809         972,633
  Amount due to director (Note 10)                       165,599          59,167
  Other payables and accrued expenses (Note 11)          367,827       1,620,980
  Other tax payable (Note 12)                             28,684         114,747
  Income tax payable                                      59,765          56,575
                                                   -------------   -------------

  Total current liabilities                            3,023,413       4,293,948
                                                   -------------   -------------

Commitments and contingencies (Note 13)                     --              --

Long-term bank loan (Note 7)                           1,033,390       1,203,952

Minority interest                                        114,006           3,948

Shareholders' equity
  Common stock, par value $0.01 per share;
    200,000,000 shares authorized; 21,636,614
shares issued and outstanding                            216,366         216,366
Additional paid-in capital                             2,233,844       2,233,844
  Statutory reserve (Note 14)                            175,004         175,004
Retained earnings                                      1,728,795         530,353
  Translation reserve                                    116,428            --
                                                   -------------   -------------

  Total shareholders' equity                           4,470,437       3,155,567
                                                   -------------   -------------

Total liabilities and shareholders' equity         $   8,641,246   $   8,657,415
                                                   =============   =============






See accompanying notes to unaudited consolidated condensed financial statements.


                   Sunrise Real Estate Development Group, Inc.

                      Consolidated Statements of Operations

(Expressed in US Dollars)

                                              Three Months Ended              Nine Months Ended
                                                 September 30,                   September 30,
                                         ----------------------------    ----------------------------
                                             2005             2004            2005            2004
                                         ------------    ------------    ------------    ------------

                                                                 (Unaudited)
                                         ------------------------------------------------------------
Net revenue                              $  1,978,409    $  3,265,135    $  6,206,707    $  6,104,804

Cost of revenue                              (703,717)       (924,554)     (1,850,985)     (2,319,358)
                                         ------------    ------------    ------------    ------------

Gross profit                                1,274,692       2,340,581       4,355,722       3,785,446

Operating expenses                           (327,344)       (555,924)       (989,935)     (1,083,133)

General and administrative expenses          (647,113)       (365,566)     (1,802,876)     (1,099,751)
                                         ------------    ------------    ------------    ------------

Operating profit                              300,235       1,419,091       1,562,911       1,602,562

Interest income                                 2,353           4,378           7,630          10,928

Other income, net                              13,084          14,743          66,743          50,508

Interest expenses                             (51,423)        (25,000)       (124,341)        (25,000)
                                         ------------    ------------    ------------    ------------

Profit before income tax and minority
interest                                      264,249       1,413,212       1,512,943       1,638,998

Income tax                                    (93,580)       (272,571)       (256,869)       (329,756)
                                         ------------    ------------    ------------    ------------

Profit before minority interest               170,669       1,140,641       1,256,074       1,309,242

Minority interest                             (33,108)          4,546         (57,632)         12,083
                                         ------------    ------------    ------------    ------------

Net profit                               $    137,561    $  1,145,187    $  1,198,442    $  1,321,325
                                         ============    ============    ============    ============

Earnings per share - basic and diluted   $       0.01    $       0.08    $       0.06    $       0.09
                                         ============    ============    ============    ============
Weighted average common shares
outstanding- basic and diluted             21,636,614      15,000,000      21,636,614      15,000,000
                                         ============    ============    ============    ============



See accompanying notes to unaudited consolidated condensed financial statements.


                Sunrise-Texas Real Estate Development Group, Inc.

                      Consolidated Statements of Cash Flows
                Increase/(Decrease) in Cash and Cash Equivalents

 (Expressed in US Dollars)

                                                                    Nine Months Ended
                                                                      September 30,
                                                                   2005           2004
                                                               -----------    -----------
                                                                      (Unaudited)
                                                               --------------------------
Cash flows from operating activities
  Net income                                                   $ 1,198,442    $ 1,321,325
    Adjustments to reconcile net income to
      net cash provided by/(used in) operating activities
    Depreciation of plant and equipment                             98,559         12,108
    Loss on disposal of plant and equipment                         12,243           --
    Minority interest                                               57,632        (12,083)
    Change in:
      Accounts receivable                                          821,765     (1,437,518)
      Promissory deposits                                          126,865     (2,748,712)
      Other receivables and deposits                               (37,617)      (624,431)
      Accounts payable                                            (191,172)       (48,610)
      Other payables and accrued expenses                       (1,274,960)       239,632
      Other tax payable                                            (86,702)        72,213
      Income tax payable                                             1,858        167,856
                                                               -----------    -----------

Net cash provided by/(used in) operating activities                726,913     (3,058,220)
                                                               -----------    -----------

Cash flows from investing activities
   Acquisition of plant and equipment                              (65,775)      (298,998)
   Proceeds from disposal of plant and equipment                     4,777           --
   Increase in deposits for acquisition of properties             (798,826)          --
   Proceeds from disposal of equity interest in subsidiary          39,714           --
                                                               -----------    -----------
Net cash used in investing activities                             (820,110)      (298,998)
                                                               -----------    -----------

Cash flows from financing activities
   Bank loan repayment                                            (195,434)
                                                                              -----------
   Capital contribution from minority interest                      12,082
                                                                                   12,082
   Proceeds from promissory note                                   120,824      1,000,000
   Recapitalization of LRY                                            --        2,000,000
   Dividends paid                                                     --         (543,708)
   Advances from/(repayments to) director                          106,432       (119,491)
   Proceeds from venture deposits                                     --          857,840
                                                               -----------    -----------
Net cash provided by financing activities                           43,904      3,206,723
                                                               -----------    -----------

Effect of exchange rate changes on cash and cash equivalents         1,521           --
                                                               -----------    -----------

Net decrease in cash and cash equivalents                          (47,772)      (150,495)

Cash and cash equivalents at beginning of period                   969,913      1,279,759
                                                               -----------    -----------

Cash and cash equivalents at end of period                     $   922,141    $ 1,129,264
                                                               ===========    ===========
Supplemental disclosure of cash flow Information
  Cash paid during the period:
     Income tax paid                                               253,679        161,899
     Interest paid                                                 117,362           --


See accompanying notes to unaudited consolidated condensed financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004 (UNAUDITED)


(Expressed in U.S. Dollars)

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Sunrise Real Estate Development Group, Inc. ("CY-SRRE") was established in the Cayman Islands on April 30, 2004 as a limited liability company. CY-SRRE was wholly owned by Ace Develop Properties Limited ("Ace Develop"), of which Lin Chi-Jung, an individual, is the principal and controlling shareholder. Shanghai Xin Ji Yang Real Estate Consultation Company Limited ("SHXJY") was established in the People's Republic of China (the "PRC") on August 14, 2001 as a limited liability company. SHXJY was originally owned by a Taiwanese company, of which the principal and controlling shareholder was Lin Chi-Jung. On June 8, 2004, all the fully paid up capital of SHXJY was transferred to CY-SRRE. On June 25, 2004 SHXJY and two individuals established a subsidiary, namely, Suzhou Xin Ji Yang Real Estate Consultation Company Limited ("SZXJY") in the PRC. SHXJY holds 90% of equity interest in SZXJY. On December 24, 2004, SHXJY acquired 85% of equity interest in Beijing Xin Ji Yang Real Estate Consultation Company Limited ("BJXJY"), a PRC company incorporated on April 16, 2003 with limited liability. On August 9, 2005, SHXJY sold a 10% equity interest in SZXJY to a company owned by a director of SZXJY, and transferred a 5% equity interest in SZXJY to CY-SRRE. Following the disposal and the transfer, CY-SRRE effectively holds 80% equity interest in SZXJY.

LIN RAY YANG Enterprise Ltd. ("LRY") was established in the British Virgin Islands on November 13, 2003 as a limited liability company. LRY was owned by Ace Develop, Planet Technology Corporation ("Planet Tech") and Systems & Technology Corporation ("Systems Tech"). On February 5, 2004, LRY established a wholly owned subsidiary, Shanghai Shang Yang Real Estate Consultation Company Limited ("SHSY") in the People's Republic of China (the "PRC") as a limited liability company. On January 10, 2005, LRY and a PRC third party established a subsidiary, namely, Suzhou Gao Feng Hui Property Management Company Limited ("SZGFH") in the PRC. LRY holds 80% of the equity interest in SZGFH.

SHXJY, SZXJY, BJXJY, SHSY and SZGFH commenced operations in November 2001, June 2004, January 2004, February 2004 and January 2005 respectively. Each of SXJY, SZXJY, BJXJY, SHSY and SZGFH has been granted a twenty years operation period which can be extended with approvals from relevant PRC authorities.

On August 31, 2004, Sunrise Real Estate Development Group, Inc. ("SRRE"), CY-SRRE and Lin Chi-Jung, an individual and agent for the beneficial shareholder of CY-SRRE, i.e., Ace Develop, entered into an exchange agreement under which SRRE issued 5,000,000 shares of common stock to the beneficial shareholder or its designees, in exchange for all outstanding capital stock of CY-SRRE. The transaction was closed on October 5, 2004. Lin Chi-Jung is Chairman of the Board of Directors of SRRE, the President of CY-SRRE and the principal and controlling shareholder of Ace Develop.

On August 31, 2004, SRRE, LRY and Lin Chi-Jung, an individual and agent for beneficial shareholders of LRY, i.e., Ace Develop, Planet Tech and Systems Tech, entered into an exchange agreement under which SRRE issued 10,000,000 shares of common stock to the beneficial shareholders, or their designees, in exchange for all outstanding capital stock of LRY. The transaction was closed on October 5, 2004. Lin Chi-Jung is Chairman of the Board of Directors of SRRE, the President of LRY and the principal and controlling shareholder of Ace Develop. Regarding the 10,000,000 shares of common stock of SRRE issued in this transaction, 8,500,000 shares were issued to Ace Develop, 750,000 shares were issued to Planet Tech and 750,000 shares were issued to Systems Tech.

As a result of the acquisition, the former owners of CY-SRRE and LRY hold a majority interest in the combined entity. Generally accepted accounting principles require in certain circumstances that a company whose shareholders retain the majority voting interest in the combined business be treated as the acquirer for financial reporting purposes. Accordingly, the acquisition has been accounted for as a "reverse acquisition" arrangement whereby CY-SRRE and LRY are deemed to have purchased SRRE. However, SRRE remains the legal entity and the Registrant for Securities and Exchange Commission reporting purposes. The historical financial statements prior to October 5, 2004 are those of CY-SRRE and LRY and their subsidiaries. All shares and per share data prior to the acquisition have been restated to reflect the stock issuance as a recapitalization of CY-SRRE and LRY.

SRRE was initially incorporated in Texas on October 10, 1996, under the name of Parallax Entertainment, Inc. ("Parallax"). On December 12, 2003, Parallax changed its name to Sunrise Real Estate Development Group, Inc.

SRRE and its subsidiaries, namely, CY-SRRE, LRY, SHXJY, SZXJY, BJXJY, SHSY and SZGFH are collectively referred to as "the Company" hereafter.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004 (UNAUDITED)


The principal activities of the Company are the provision of property brokerage services, real estate marketing services, property leasing services and property management services in the PRC.


NOTE 2 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited consolidated condensed financial data as of September 30, 2005 and December 31, 2004 and for the three and nine months ended September 30, 2005 and 2004 have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Amounts at December 31, 2004 have been derived from the audited consolidated financial statements for the year then ended. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's audited annual financial statements for the year ended December 31, 2004.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

In the opinion of Management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position as of September 30, 2005 and December 31, 2004, results of operations for the three and nine months ended September 30, 2005 and 2004, and cash flows for the nine months ended September 30, 2005 and 2004, have been made. The results of operations for the three and nine months ended September 30, 2005 and 2004 are not necessarily indicative of the operating results for the full year.

Basis of Accounting and Principles of Consolidation

The consolidated financial statements are prepared in accordance with generally accepted accounting principals in the United States of America and present the financial statements of SRRE and its subsidiaries, CY-SRRE, LRY, SHXJY, SZXJY, BJXJY, SHSY and SZGFH. All inter-company transactions and balances have been eliminated.

Foreign Currency Translation and Transactions

The functional currency of SRRE, CY-SRRE and LRY is United States Dollars ("US$") and the financial records are maintained and the financial statements prepared in US$. The functional currency of SHXJY, SZXJY, BJXJY, SHSY and SZGFH is Renminbi ("RMB") and the financial records are maintained and the financial statements prepared in RMB.

Foreign currency transactions during the period are translated into each company's denominated currency at the exchange rates ruling at the transaction dates. Gain and loss resulting from foreign currency transactions are included in the consolidated statement of operations. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated into each company's denominated currency at period end exchange rates. All exchange differences are dealt with in the consolidated statements of operations.

The financial statements of the Company's operations based outside of the United States have been translated into US$ in accordance with SFAS 52. Management has determined that the functional currency for each of the Company's foreign operations is its applicable local currency. When translating functional currency financial statements into US$, year-end exchange rates are applied to the consolidated balance sheets, while average period rates are applied to consolidated statements of operations. Translation gains and losses are recorded in translation reserve as a component of shareholders' equity.

Exchange rate between US$ and RMB had a little fluctuation during the periods presented. The rates ruling as of September 30, 2005 and December 31, 2004 are US$1: RMB8.09 and US$1: RMB8.28, respectively.

Plant, Equipment and Depreciation

Plant and equipment are stated at cost. Depreciation is computed using the straight-line method to allocate the cost of depreciable assets over the estimated useful lives of the assets as follows:

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004 (UNAUDITED)




                                                  Estimated Useful
                                                  Life (in years)
                                                ---------------------

Furniture and fixtures                                  5-10
Computer and office equipment                            5
Motor vehicles                                           5

Maintenance, repairs and minor renewals are charged directly to the statement of operations as incurred. Additions and improvements are capitalized. When assets are disposed of, the related cost and accumulated depreciation thereon are removed from the accounts and any resulting gain or loss is included in the statement of operations.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Advertising Costs

All advertising costs incurred in the promotion of the Company's real estate projects are expensed as incurred.

Revenue Recognition

Agency commission revenue from property brokerage is recognized when the property developer and the buyer complete a property sales transaction, which is normally at the time when the property developer receives from the buyer a portion of the sales proceeds in accordance with the terms of the relevant property sales agreement.

Revenue from marketing consultancy services is recognized when services are provided to clients.

Net Earnings per Common Share

The Company computes net earnings per share in accordance with SFAS No. 128, "Earnings per Share." Under the provisions of SFAS No. 128, basic net earnings per share is computed by dividing the net earnings available to common shareholders for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net earnings per share gives effect to common stock equivalents, however, potential common stock in the diluted EPS computation are excluded in net loss periods, as their effect is anti-dilutive.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109 "Accounting for Income Taxes." Under SFAS No. 109, deferred tax liabilities or assets at the end of each period are determined using the tax rate expected to be in effect when taxes are actually paid or recovered. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Guarantees

The Company accounts for its liability for its obligations under a guarantee in accordance with FASB Interpretation No. 45, (FIN45) Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Direct Guarantees of Indebtedness of Others. FIN 45 requires that guarantors recognize a liability for certain guarantees at the fair value of the guaranteed obligation at the inception of the guarantee, even if the likelihood of performance under the guarantee is remote. The initial recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004 (UNAUDITED)



NOTE 3 - PROMISSORY DEPOSITS

The balance includes a promissory deposit of $2,471,577 related to a property underwriting agreement (the "Property Underwriting Agreement") entered into by the Company with a property developer in Suzhou, the PRC. According to the Property Underwriting Agreement and certain supplementary agreements, the Company acts as its sole distribution agent for a commercial building under development in Suzhou (the "Suzhou Property Underwriting Project"), and has placed the foregoing promissory deposit with the property developer until an agreed sales target of $50.24 million being achieved on or before November 25, 2005. As of November 4, 2005, the Company has sold a total of 179 units in the building with a total sales price of $39.39 million, which represents 78% of the agreed sales target.

NOTE 4 - OTHER RECEIVABLES AND DEPOSITS

                                                  September 30,    December 31,
                                                       2005            2004
                                                  -------------   -------------
                                                          (Unaudited)
                                                  -----------------------------

Other receivables                                 $     153,703   $     100,266
Trade deposits                                          173,319         190,933
Advances to staff                                        46,471          21,699
Rental deposits                                          57,004          49,688
                                                  -------------   -------------

                                                  $     430,497   $     362,586
                                                  =============   =============

NOTE 5 - PLANT AND EQUIPMENT, NET

                                                 September 30,     December 31,
                                                      2005             2004
                                                 -------------    -------------
                                                          (Unaudited)
                                                 ------------------------------

Furniture and fixtures                           $      60,415    $      50,924
Computer and office equipment                          176,813          143,683
Motor vehicles                                         531,236          519,645
                                                 -------------    -------------

                                                       768,464          714,252
Less: Accumulated depreciation                        (208,274)        (117,567)
                                                 -------------    -------------
                                                 $     560,190    $     596,685
                                                 =============    =============

NOTE 6 - DEPOSITS FOR ACQUISITIONS OF PROPERTIES

On November 18, 2004, the Company entered into sales and purchase agreements to acquire two floors of the Suzhou Property Underwriting Project mentioned in Note 3 above at a total consideration of $3.03 million for long-term retention. As of September 30, 2005, deposits amounting to $2.33 million have been paid to the property developer. The remaining balance of the retention deposit of $0.7 million will be payable in November 2005. In accordance with the sales and purchase agreements, the properties under development will be completed on or before March 31, 2006.

NOTE 7 - BANK LOAN

The bank loan is a 5-year loan that bears interest at a rate of 0.4875% per month; the maturity date of the loan is December 13, 2009. The bank loan is guaranteed by the developer as mentioned in Note 3 above and will be secured by the properties as mentioned in Note 6 above once the title of the properties is transferred to the Company.

NOTE 8 - PROMISSORY NOTES PAYABLE

The balance includes two promissory notes of $1,000,000 and $123,579, respectively. The promissory note of $1,000,000 is unsecured, bears interest at a rate of 5% per annum and will be repayable on December 31, 2005. The promissory note of $123,579 is unsecured, bears interest at a rate of 10% per annum and its terms of repayment are not specifically defined.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004 (UNAUDITED)


NOTE 9 - VENTURE DEPOSITS

The Company has entered into agreements with two investors, one an independent third party, the other an ex-director of the Company, Chang Shu-Ching. The purpose of such agreements is to jointly carry out the Suzhou Property Underwriting Project mentioned in Note 3 above. According to these agreements, the Company, Chang Shu-Ching and the independent third party investor are entitled to share 65%, 10% and 25% of the net results of the Suzhou Property Underwriting Project, respectively. Venture deposits have been received from the investors and will not be repayable until the completion of the Suzhou Property Underwriting Project, which is presently anticipated to be in March 2006.

NOTE 10 - RELATED PARTY

A related party is an entity that can control or significantly influence the management or operating policies of another entity to the extent one of the entities may be prevented from pursuing its own interests. A related party may also be any party the entity deals with that can exercise that control.

Amount Due to Director

Prior to April 25, 2005, the amount due to one of our directors was interest-free. Thereafter, the amount due to director has borne interest at a rate of 0.8% per month. As of September 30, 2005, the balance includes principal of $159,026 and accrued interest of $6,573 thereon. The principal is unsecured, bears interest at a rate of 0.8% per month and will be payable before April 25, 2006.


NOTE 11 - OTHER PAYABLES AND ACCRUED EXPENSES

                                                   September 30,    December 31,
                                                        2005            2004
                                                   -------------   -------------
                                                           (Unaudited)
                                                   --------------- -------------

Accrued staff commission & bonus                   $     246,931   $   1,167,283
Other payables                                           120,896         261,418
Accrued commission                                          --           192,279
                                                   -------------   -------------

                                                   $     367,827   $   1,620,980
                                                   =============   =============

NOTE 12 - OTHER TAX PAYABLE

Other tax payable represents business tax which is charged at a rate of 5% on the revenue from services.

NOTE 13 - COMMITMENTS AND CONTINGENCIES

Operating Lease Commitment

During the nine months ended September 30, 2005 and 2004, the Company incurred lease expenses amounting to $249,942 and $198,847, respectively. As of September 30, 2005, the Company had commitments under operating leases, requiring annual minimum rentals as follows:

                                                   September 30,    December 31,
                                                        2005            2004
                                                   -------------   -------------
                                                           (Unaudited)
                                                   -----------------------------

Within one year                                    $     162,133   $     230,703
Two to five years                                           --            55,572
                                                   -------------   -------------
Operating lease commitment                         $     162,133   $     286,275
                                                   =============   =============


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004 (UNAUDITED)


Property Underwriting Commitment

As of  September  30,  2005,  the  Company  had  commitment  under the  Property
Underwriting Agreement mentioned in Note 3 above as follows:

                                                   September 30,    December 31,
                                                       2005            2004
                                                   -------------   -------------
                                                            (Unaudited)
                                                   -----------------------------

Property underwriting commitment                   $  15,534,743   $  47,457,254
                                                   =============   =============

The management of the Company believes that all the properties will be sold within the underwriting period.

Capital Commitments

As of September 30, 2005, the Company had capital commitments for the acquisition of properties mentioned in Note 6 above as follows:

                                                   September 30,    December 31,
                                                        2005            2004
                                                   -------------   -------------
                                                           (Unaudited)
                                                   -----------------------------

Commitments for the acquisition of properties      $     696,742   $   1,480,036
                                                   =============   =============

NOTE 14 - STATUTORY RESERVE

According to the relevant corporation laws in the PRC, a PRC company is required to transfer a least 10% of its profit after taxation, as determined under accounting principles generally accepted in the PRC, to the statutory reserve until the balance reaches 50% of its registered capital. The statutory reserve can be used to make good on losses or to increase the capital of the relevant company.

NOTE 15 - CONCENTRATION OF CUSTOMERS

During the three months and nine months ended September 30, 2005 and 2004, the following customers accounted for more than 10% of total net revenue:

                     Percentage of                Percentage of             Percentage of
                       Net Sales                    Net Sales            Accounts Receivable
                      Three Months                 Nine Months           as at September 30,
                  Ended September 30,          Ended September 30,
                  2005            2004         2005          2004         2005          2004
Customer A        13%              *            32%            *          65%             *
Customer B         *              33%            *            18%          *             44%
Customer C        12%              *            12%            *          17%             *
Customer D        24%              *            15%            *           *              *
Customer E        11%             11%           11%           11%          *              *
Customer F         *              21%            *            14%          *             17%

                  * less than 10%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004 (UNAUDITED)




NOTE 16 - GUARANTEES

In order to distribute all the properties of the Suzhou Property Underwriting Project mentioned in Note 3 above, during the period, the Company entered into property leasing agreements with certain buyers of the properties to guarantee their investment returns at 8.5% and 8.8% per annum for a period of 5 years and 8 years, respectively. The guarantee period will be started 45 days after the titles of the relevant properties are passed to the buyers. As of September 30, 2005, the management of the Company considers that no provision should be made for the Company's obligations under the foregoing guarantees.

NOTE 17 - PRO-FORMA INFORMATION

The following table reflects the results of operations on a pro-forma basis as if the acquisition of BJXJY had occurred at the beginning of the period shown.

                                                               Nine Months Ended
                                                                 September 30,
                                                                     2004
                                                               -----------------
                                                                  (Unaudited)
                                                               -----------------

Net sales                                                      $       6,104,804
                                                               =================

Net profit                                                     $       1,204,130
                                                               =================

Profit per share - basis and diluted                           $            0.08
                                                               =================


The pro-forma financial information is not necessarily indicative of the operating results that would have occurred had the acquisition been consummated as of the dates indicated, nor are they necessarily indicative of the future operating results.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

As permitted by Texas law, our Articles of Incorporation as amended provides that we will indemnify our officers, directors, employees and agents against attorneys' fees and other expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them arising out of their association with or activities on behalf of us unless, in any such action, the are adjudged to have acted with gross negligence or to have engaged in willful misconduct. We may also bear the expenses of such litigation for any such persons upon their promise to repay such sums if it is ultimately determined that they are not entitled to indemnification. Such expenditures could be substantial and may not be recouped, even if we are so entitled. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Pursuant to the Texas Business Corporation Act, our Articles of Incorporation, as amended, excludes personal liability on the part of its directors to Sunrise-Texas for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of the Texas Business Corporation Act, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right which a director may have to be indemnified and does not affect any director's liability under federal or applicable state securities laws.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table, all amounts except the registration fee are estimated:

SEC Registration fee...........                      $    586.07
Legal fees and expenses........                      $ 35,000.00
Accounting fees and expenses                         $  3,000.00
Printing & Engraving...........                      $  3,000.00
                                                     -----------
Total..........................                      $ 41,586.07



ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         On December 27, 2003, Sunrise-Texas sold 6,600,000 shares of common stock for $0.025 per share or an aggregate of $165,000. Sunrise-Texas relied on the Regulation S exemption from the registration requirements of the Securities Act of 1933. The sale of these shares were made to certain of the Selling Shareholders listed on page 14 of the foregoing prospectus.

         On January 15, 2006, Sunrise-Texas ratified its agreement with Marco Partners, Inc, a Hong Kong corporation, to provide financial advisory services to Sunrise-Texas in calendar year 2005 and agreed to issue and has issued to Marco Partners 1,030,000 shares of common stock in payment for its services. Also, on January 15, 2006, Sunrise-Texas ratified its agreement with Chiang, Hui Hsiung to provide strategic consulting services to Sunrise-Texas in calendar year 2005 and agreed to issue and has issued to Chiang, Hui Hsiung 330,000 shares of common stock in payment for his services. These 1,360,000 shares were valued by Sunrise-Texas at US $0.51 per share, the closing market price of the Sunrise-Texas shares on January 15, 2006. In connection with each of these transactions, Sunrise-Texas relied on the section 4(2) private offering exemption from the registration requirements of the Securities Act of 1933. The 1,030,000 shares issued to Marco Partners, Inc. and 330,000 shares issued to Chiang, Hui Hsiung are covered by this registration statement and included in the Selling Shareholders table on page 14 of the foregoing prospectus.

ITEM 27. EXHIBITS.

Exhibit No.       Description
-----------       -----------

2.1 Exchange Agreement dated as of August 31, 2004 by and among Lin Ray Yang Enterprise Ltd., Lin, Chi-Jung, as agent for the beneficial shareholders of such company, and the registrant, incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Commission on September 8, 2004.

2.2 Exchange Agreement dated as of August 31, 2004 by and among Sunrise Real Estate Development Group, Inc., a Cayman Islands company, Lin, Chi-Jung, as agent for the beneficial shareholder of such company, and the registrant, incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Commission on September 8, 2004.

3.1 Articles of Incorporation incorporated by reference to Exhibit 3.1 of Form-10QSB filed with the Commission on April 23, 2001.

3.1a Amendments to the Articles of Incorporation incorporated by reference to Exhibits 3.1a and 3.1b to Form-10-KSB for the fiscal year ended December 31,2003 filed with the Commission on April 14, 2004.

3.2 Bylaws incorporated by reference to Exhibit 3.2 of Form-10SB filed with the Commission on April 23, 2001.

5. Opinion of Carl A. Generes, Esq. As to the legality of the registered shares (Filed herewith.)

10.1     Financial   Advisory   Agreement   dated   January  15,  2006   between
         Sunrise-Texas   and  Marco  Partners,   Inc.  (Filed   herewith.)

10.2     Consultancy   Service   Agreement   dated   January  15,  2006  between
         Sunrise-Texas and Chiang, Hui Hsiung (Filed herewith.)

21.      Subsidiaries of Sunrise-Texas (Filed herewith)

23.1 Consent of BDO McCabe Lo Limited, an independent registered public accounting firm(Filed herewith.)

23.2     Consent of Carl A. Generes, Esq. included in his Opinion



ITEM 28. UNDERTAKINGS.

         We hereby undertake:

         (1) To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, and

         (4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Sunrise Real Estate Development Group, Inc. pursuant to the provisions referenced above or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Sunrise Real Estate Group, Inc. in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 registration statement to be signed on its behalf by the undersigned, in Shanghai, Peoples Republic of China on February 10, 2006.

Sunrise Real Estate Development Group, Inc.

By:

         /s/ Lin, Chi-Jung
         -----------------------
         Lin, Chi-Jung
         Chief Executive Officer and President

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints _______________ and _______________ and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


Signature                                Title                        Date


/s/ Lin, Chi-Jung            Principal Executive Officer &     February 13, 2006
-----------------------      Director
Lin, Chi-Jung


/s/ Honanyan, Art            Principal Financial Officer &     February 13, 2006
-----------------------      Principal Accounting Officer
Honanyan, Art


/s/ Lin, Chao-Chin           Director                          February 13, 2006
-----------------------
Lin, Chao-Chin

/s/ Chen, Wei Hua            Director                          February 13, 2006
-----------------------
Chen, Wei Hua

/s/ Li Xiao Gang             Director                          February 13, 2006
-----------------------
Li Xiao Gang

/s/Zhang, XI                 Director                          February 13, 2006
-----------------------
Zhang, XI

/s/ Chen Ren                 Director                          February 13, 2006
-----------------------
Chen Ren

/s/ Fu Xuan-Jie              Director                          February 13, 2006
-----------------------
Fu Xuan-Jie

                                  EXHIBIT INDEX

Exhibit No.                        Description
-----------                        -----------

5. Opinion of Carl A. Generes, Esq. as to the legality of the registered shares

10.3     Financial   Advisory   Agreement   dated   January  15,  2006   between
         Sunrise-Texas and Marco Partners, Inc. (Filed herewith.)

10.4     Consultancy   Service   Agreement   dated   January  15,  2006  between
         Sunrise-Texas and Chiang, Hui Hsiung (Filed herewith.)

21.      Subsidiaries of Sunrise-Texas

23.1 Consent of BDO McCabe Lo Limited, an independent registered public accounting firm

23.2     Consent of Carl A. Generes, Esq. included in his Opinion